UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.)

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☐	Soliciting Material Pursuant to Section 240.14a-12

Quantum Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement

2023

Quantum

Your difference is in your data.™

A Message from Our Chairman and CEO

James J. Lerner President and Chief Executive Officer Chairman of the Board

Dear Quantum Shareholders,

In many ways, our focus in fiscal year 2023 was providing the foundation for innovative products, improved performance, and sustainable profitability for fiscal 2024 and beyond. We invested in new products and additional features that position us well in our target markets. Our Quantum MyriadTM all-flash file and object storage platform enables us to expand across markets we haven’t fully reached. At the same time, our ActiveScale Cold Storage platform is well suited to address the needs of many companies looking to reduce costs and increase control by repatriating their data from the cloud. Both products, along with others, are winning awards for their impressive features and capabilities.

We formally added Chris Neumeyer, an executive at one of our largest shareholders, to our Board of Directors to ensure investor voices were heard. We also appointed industry executives Don Jaworski and Hugues Meyrath to help guide our technology focus and execution. New Chief Financial Officer Ken Gianella brings a strong investor relations perspective to reinforcing our operational discipline, and we’ve continued to build our sales expertise in selling across our product portfolio.

We were pleased to exit our fiscal 2023 with 10.7% annual revenue growth but recognize that we continue to operate in a challenging macroenvironment and still have work to do to prove that we can deliver the bottom-line results you want to see. We began fiscal 2024 by restructuring both our debt and our business to improve our operating and cost efficiencies. We continue to invest in our end-to-end sales transformation and to progress our subscription-based revenue model. We are seeing customers embrace both our solutions and our approach, and believe our offerings are resonating in the market.

We are asking our leadership team and employees to marshal their energy and engagement on the singular focus of driving fiscal 2024 performance improvements. As most of us are not only employees but also Quantum investors ourselves, our collective interests are aligned on increasing shareholder value in fiscal 2024 and beyond.

James J. Lerner

© 2023 Quantum Corporation	3

Notice of Annual Meeting of Shareholders

July 17, 2023	September 12, 2023	10:30a.m. Pacific Time	In order to attend, you must register at http://www.viewproxy.com/ QMCO/2023
Record Date	Annual Meeting Date	Annual Meeting Time	Virtual Meeting Location

Quantum Corporation (Quantum or the Company) invites you to attend our 2023 annual meeting of shareholders (Annual Meeting) on Tuesday, September 12, 2023, beginning promptly at 10:30 a.m. Pacific Time. At the meeting, we will consider and vote on the following proposals:

Election of Directors

Approval to Adopt the 2023 Long-Term Incentive Plan

Approval to Amend and Restate the Employee Stock Purchase Plan

Advisory Vote to Approve Executive Compensation

Advisory Vote on Frequency of Advisory Vote on Executive Compensation

Other Matters Properly Raised

Only shareholders of record at the close of business on July 17, 2023 (the Record Date), or their valid proxy holders, may vote at the meeting. Our Board of Directors (Board) recommends you vote “FOR” each of the nominees in Proposal 1, “FOR” Proposals 2, 3, and 4, and “ONE YEAR” for Proposal 5.

© 2023 Quantum Corporation	4

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Our 2023 proxy statement, including more complete descriptions of proposals and Board candidates, is set forth on the following pages. This information is also available at http://www.viewproxy.com/QMCO/2023.

In order to increase efficiency and reduce the environmental impact of the proxy process, shareholders will not automatically receive paper copies of our proxy statement and annual report. We will instead send a Notice of Internet Availability (Notice) with instructions for accessing the proxy materials and voting online. The notice will also provide information about how shareholders may obtain paper copies of proxy materials if hard copies are preferred. Our Notice is first being mailed on or about August 2, 2023 to all shareholders entitled to vote at the Annual Meeting.

Quantum knows of no other matters to be submitted at the Annual Meeting. As Corporate Secretary, I must receive any shareholder proposals intended for consideration at the Annual Meeting within the timeframes, and including the required information, specified in our Bylaws and required by the rules of the Securities and Exchange Commission (SEC). If any other matters properly come before the Annual Meeting, the persons named in the form of proxy will vote the shares they represent as the Board may recommend.

By Order of the Board of Directors,

Brian E. Cabrera

Senior Vice President, Chief Administrative Officer, and Corporate Secretary

July 27, 2023

© 2023 Quantum Corporation	5

Table of Contents

BOARD OF DIRECTORS AND COMMITTEES
Director Biographies	8
Board Meetings and Independence	14
Board Committees and Leadership Structure	15
Director Candidate Evaluation	17

CORPORATE GOVERNANCE
Ethics and Compliance	20
Environmental, Social, and Governance Oversight	20
Board Role in Risk Oversight	22
Board Evaluation	22
Stock Ownership Guidelines	22
Non-Employee Director Compensation	23

PROPOSALS
Proposal 1: Election of Directors	26
Proposal 2: Approval to Adopt the 2023 Long-Term Incentive Plan	27
Proposal 3: Approval to Amend and Restate the Employee Stock Purchase Plan	37
Proposal 4: Advisory Vote to Approve Executive Compensation	41
Proposal 5: Advisory Vote on Frequency of Advisory Vote on Executive Compensation	42
Other Proposals	42

COMPENSATION DISCUSSION AND ANALYSIS
Fiscal 2023 Executive Compensation Highlights	43
Executive Compensation Philosophy	44
Competitive Positioning	44
Compensation Elements	45
Perquisites and Other Benefits	49
Executive Compensation Process and Decision Making	50
Compensation Governance Best Practices	51
Change of Control Severance Policy, Employment Agreements, and Severance Agreements	53
Tax and Accounting Considerations	53
Risks Related to Compensation Policies and Practices	53
FISCAL 2023 COMPENSATION TABLES
Fiscal 2023 Summary Compensation Table		54
Fiscal 2023 Grants of Plan-Based Awards		55
Outstanding Equity Awards at Fiscal 2023 Year End		56
Fiscal 2023 Options Exercised and Stock Vested		58
Potential Payments Upon Termination or Change of Control for Fiscal 2023		58
Equity Compensation Plan Information		60
CEO Pay Ratio		60
Security Ownership of Certain Beneficial Owners and Management		60
Pay Versus Performance		62

BOARD COMMITTEE REPORTS AND RELATED INFORMATION
Report of the Leadership and Compensation Committee of the Board of Directors		67
Report of the Audit Committee of the Board of Directors		67
Independent Registered Public Accounting Firm		67
Related Party Transactions		68

INFORMATION CONCERNING SOLICITATION, VOTING, AND COMMUNICATION
General Information		71
Notice and Access		71
Record Date and Outstanding Shares		71
Voting Procedures		71
Householding		72
Solicitation		73
Communicating with the Company		73
Shareholder Proposals for Our 2024 Annual Meeting		73

APPENDICES
A	2023 Long-Term Incentive Plan	75
B	Amended and Restated Employee Stock Purchase Plan	91

PROXY CARD		100

© 2023 Quantum Corporation	6

Board of Directors and Committees

James J. Lerner President and Chief Executive Officer Chairman of the Board

Marc E. Rothman Chair, Audit Committee INDEPENDENT

Rebecca J. Jacoby Chair, Leadership and Compensation Committee INDEPENDENT

Yue Zhou (Emily) White Board Member INDEPENDENT

Christopher D. Neumeyer Chair, Corporate Governance and Nominating Committee INDEPENDENT

Donald J. Jaworski Board Member INDEPENDENT

Hugues Meyrath Chair, Technology Advisory Committee INDEPENDENT

The key roles for our Board include, but are not limited to:

•	Selecting and evaluating the Company’s Chief Executive Officer (CEO).

•	Reviewing and approving the CEO’s objectives and compensation.

•	Overseeing CEO succession planning.

•	Advising the CEO and management on the Company’s fundamental strategies.

•	Approving acquisitions, divestitures, important organizational changes, and other significant corporate actions.

•	Approving the annual operating plan.

Mr. Lerner currently presides as the Chairman of the Board and Mr. Rothman serves as Lead Independent Director.

For the April 1 – August 16, 2022 portion of the fiscal year ended March 31, 2023 (Fiscal 2023), Mr. Raghavendra Rau served on the Board as our Lead Independent Director. Mr. Rau did not stand for re-election at our 2022 shareholder meeting. Mr. Rothman was named Lead Independent Director in August 2022.

Each of our directors, excluding Rebecca J. Jacoby, have been nominated for election at the Annual Meeting. Ms. Jacoby does not have any disagreements with the Board or Quantum management team on any matter relating to the Company’s operations, policies, or practices.

There are no familial relationships between any directors or executive officers of the Company.

© 2023 Quantum Corporation	7

James J. Lerner President and Chief Executive Officer Chairman of the Board Age: 53

Mr. Lerner has served as our President and Chief Executive Officer since July 2018. He was appointed to the Board at that time and named Chairman in August 2018.

Some of Quantum’s key accomplishments during Mr. Lerner’s tenure include:

•	Beginning and progressing in its transition from one-time hardware sales to a recurring software revenue model;

•	Acquiring several technology features, products, and businesses that introduced incremental performance capabilities to Quantum’s product line; and

•	Launching more than 20 new products, including Quantum MyriadTM, an all-flash file and object storage platform.

Mr. Lerner previously served in senior leadership positions at Pivot3 Inc., a smart infrastructure solutions company. He held the roles of Vice President and Chief Operating Officer from March 2017 to June 2018 and Chief Revenue Officer from November 2016 to March 2017.

Prior to Pivot3, from March 2014 to August 2015, he served as President of Cloud Systems and Solutions at Seagate Technology Public Limited Company, a publicly-traded data storage company.

Before working at Seagate, Mr. Lerner served in various executive roles at Cisco Systems, Inc., a publicly-traded networking hardware and software manufacturing company, including as Senior Vice President and General Manager of the Cloud & Systems Management Technology Group.

Prior to beginning his career as a technology company executive, he was a Senior Consultant at Andersen Consulting, a financial advisory and consulting firm.

From 2011 to 2022, Mr. Lerner served on the Board of Trustees (including serving as Chair) of Astia, a global not-for-profit organization built on a community of men and women dedicated to the success of women-led, high-growth ventures.

Mr. Lerner earned a Bachelor of Arts in Quantitative Economics and Decision Sciences from the University of California, San Diego.

We believe Mr. Lerner’s extensive history in our industry and his understanding of our business given his role as our Chief Executive Officer, combined with his executive-level experience at large, well-established companies qualifies him to serve on our Board. He does not sit on any Board committees.

© 2023 Quantum Corporation	8

Marc E. Rothman Chair, Audit Committee INDEPENDENT Age: 58

Lead Independent Director

Chair Audit Committee

Member Corporate Governance & Nominating Committee

Mr. Rothman has served as a member of our Board since May 2017.

He has been Senior Vice President and Chief Financial Officer at BMC Software, Inc. (BMC), a company that develops, delivers, and services IT operations management software, since October 2020.

Before joining BMC, Mr. Rothman served as Executive Vice President and Chief Financial Officer of Verifone Systems, Inc., a multinational company providing technology for electronic payment transactions from 2013 to July 2020.

Prior to Verifone, Mr. Rothman served in various capacities, including as Senior Vice President and Chief Financial Officer at Motorola Mobility, Inc., a consumer electronics and telecommunications company, from 2000 to 2012.

From 1995 to 2000, Mr. Rothman served in multiple leadership finance roles at General Instrument Corporation, which developed integrated and interactive broadband access solutions, including as Vice President and Corporate Controller.

From 1987 through 1995, he was with Deloitte & Touche LLP, a professional services company.

Mr. Rothman graduated with a bachelor’s degree in Business from Stockton University (formerly Richard Stockton College) with Distinction and is a Certified Public Accountant in California (inactive).

We believe that Mr. Rothman possesses specific attributes that qualify him to serve as a member of the Board, including his executive leadership experience and deep financial expertise in:

•	Corporate finance, accounting, and treasury;
•	Restructuring, mergers, and acquisitions; and
•	Capital markets.

© 2023 Quantum Corporation	9

Yue Zhou (Emily) White Board Member INDEPENDENT Age: 51

Member Leadership & Compensation Committee

Ms. White was elected to our Board in September 2021.

She has served as Vice President of Enterprise Data and Analytics at NIKE, Inc., a public company that manufactures and sells athletic apparel, since April 2020.

Prior to NIKE, from February 2017 to April 2020, Ms. White served as Vice President of Enterprise Data Engineering at Synchrony Financial, a publicly-traded consumer financial services company.

Ms. White previously held multiple positions at General Electric entities. From November 2013 to June 2015, she served as Data Science Director and Global Commercial IT Director at General Electric Healthcare, a company that manufactures and distributes medical imaging modalities. From May 2007 to October 2013, she was Global Enterprise Resource Director and Senior Global Business Intelligence Program Manager for General Electric Transportation, a company that manufactures equipment for energy generation industries.

Ms. White’s education includes a:

•	Bachelor of Science degree in Accounting and Finance from Shengyang Polytechnic University;
•	Master of Business Administration degree from Huron University;
•	Master of Applied Mathematics degree in Computer Science at the University of Central Oklahoma; and
•	Certificate in Health Economics & Outcomes Research from the University of Washington.

We believe Ms. White’s extensive senior management experience, particularly in data science and analytics, brings valuable perspective to our Board and to the oversight of these functions within Quantum.

© 2023 Quantum Corporation	10

Christopher D. Neumeyer Chair, Corporate Governance and Nominating Committee INDEPENDENT Age: 42

Chair Corporate Governance & Nominating Committee

Mr. Neumeyer was elected to our Board in August 2022 and previously served as a non-voting Board observer since 2016.

He is an executive vice president and portfolio manager at Pacific Investment Management Company, LLC (PIMCO), a global investment management firm that provides investment solutions to companies, educational institutions, foundations, and endowments across the world. Since joining PIMCO in January 2010, Mr. Neumeyer has held multiple roles and is currently responsible for identifying, originating, and structuring corporate investments across the capital structure in a variety of industries for various PIMCO-managed investment funds.

Mr. Neumeyer’s previous experience includes:

•	Various positions at The Blackstone Group, a leading global investment business from April 2004 to May 2009.
•	Work in the investment banking division of Credit Suisse First Boston, a global investment bank, from July 2002 to April 2004.

Mr. Neumeyer earned a Bachelor of Science degree in business from Indiana University and is a CFA® charterholder.

We believe Mr. Neumeyer is qualified to serve on the Board due to his financial expertise. In addition, we expect his experience conveying shareholder interests to boards and management teams will bring valuable shareholder perspectives to our Board oversight and decision-making processes.

© 2023 Quantum Corporation	11

Donald J. Jaworski Board Member INDEPENDENT Age: 64

Member Leadership & Compensation Committee Technology Advisory Committee

Mr. Jaworski was appointed to our Board in November 2022.

Mr. Jaworski is President and Chief Operating Officer of Lacuna Technologies, Inc., a leader in software that helps municipalities to operationalize digital infrastructure and manage transportation, since March 2021. Mr. Jaworski leads execution and is focused on delivering value to Lacuna’s customers.

Prior to joining Lacuna, from January 2015 to March 2020, he was CEO of SwiftStack, Inc., an open-source cloud data management company focused on large scale data applications, which was acquired by NVIDIA Corporation, a publicly-traded multinational technology company, in March 2020.

Mr. Jaworski previously served as:

•	Senior Vice President and General Manager of the core platform business at NetApp, Inc. from August 2010 through January 2012, where the team focused on the transition to scale-out systems.
•	Senior Vice President Product at Brocade Communications Systems, Inc.
•	General Manager of the Enterprise Security business unit at Nokia Corporation.

Mr. Jaworski’s early career included management positions at Sun Microsystems, Inc. and Amdahl Corporation.

Mr. Jaworski has been an advisor and board member for a number of early-stage companies. He received a B.S. in Computer Science from Bowling Green State University and an MBA from Santa Clara University.

We believe Mr. Jaworski brings strength to our Board through his broad and deep technology and product development experience.

© 2023 Quantum Corporation	12

Hugues Meyrath Chair, Technology Advisory Committee INDEPENDENT Age: 53

Chair Technology Advisory Committee

Member Audit Committee Corporate Governance & Nominating Committee

Mr. Meyrath was appointed to our Board in November 2022.

Mr. Meyrath has developed an extensive background in various leadership roles at global technology companies, most notably in the networking and data storage segments.

Most recently, he served as Chief Product Officer of ServiceChannel Holdings Inc., a provider of SaaS-based multi-site solutions, which was acquired by Fortive Corporation, a publicly-traded provider of connected workflow solutions, in 2021. From January 2014 to January 2017, Mr. Meyrath was Vice President at Dell Technologies Capital, a venture capital arm of Dell Technologies that invests in enterprise and cloud infrastructure, where he was responsible for driving venture funding, mergers and acquisitions, and other advisory roles for a diverse set of portfolio companies.

He also held the role of Vice President of Product Management and Business Development for Dell EMC’s Backup and Recovery Services, which offers data protection and business continuity products. Mr. Meyrath’s experience also includes executive roles at:

•	Juniper Networks, Inc.
•	Brocade Communications Systems, Inc.
•	Strategic Business Systems, Inc.

He was previously a Quantum employee from January 2002 to September 2003.

We believe Mr. Meyrath’s extensive work in product portfolio and technology development, and in particular his experience with data storage technologies, provides valuable experience and perspective to our Board.

© 2023 Quantum Corporation	13

Board Diversity Matrix as of July 17, 2023

BOARD MEETINGS AND INDEPENDENCE

Board Meeting Attendance

The Board met a total of 10 times in Fiscal 2023. All Board members during Fiscal 2023, including Mr. Rau, attended at least 75% of the Board and Committee meetings for which they were eligible to attend, which is the expectation outlined in our Corporate Governance Principles. Each of the directors nominated for election at our 2022 annual meeting of shareholders attended that meeting.

Director Independence

The Board has determined that all current members other than Mr. Lerner are independent directors as defined under the rules of the Nasdaq Stock Market LLC (Nasdaq). In addition to the listing standards and the SEC’s independence requirements, we are subject to additional independence criteria as defined in the April 2019 Stipulation of Settlement we executed upon settlement of the In re Quantum Corp. Derivative Litigation shareholder derivative action.

This additional independence criteria requires that independent directors:

•	Have not received, during the current calendar year or any of the three immediately preceding calendar years, direct or indirect remuneration (other than de minimis remuneration less than $5,000) resulting from service as our significant supplier or customer, or as an advisor, consultant, or legal counsel to Quantum or a member of our senior management team; and
•	Are not employed by a private or public company at which any of our executive officers serves as a director.

We also exceed Nasdaq listing standards by requiring approximately 75% of our Board to be comprised of independent directors.

Our independent directors meet in executive session, without employee directors, at least as often as each regularly scheduled quarterly Board meeting. The independent directors are also empowered to request reporting from any employee during the executive session, including audit and compliance personnel.

© 2023 Quantum Corporation	14

BOARD COMMITTEES AND LEADERSHIP STRUCTURE

Board Committees

Key demographics for our current Board members are:

Female or Ethnically Diverse Directors (29%)	Board Member Independence (86%)	Committee Chair Independence (100%)

	2.9	54.6
Aggregate Meeting Attendance (97%)	Average Tenure (Years)	Average Age (Years)

© 2023 Quantum Corporation	15

The Board’s standing committees are currently comprised of the following members:

© 2023 Quantum Corporation	16

Each of our standing committees is governed by a written charter, available on the Corporate Governance page of our website at https://www.quantum.com/. Copies of the charters may be requested from Quantum’s Corporate Secretary at 224 Airport Parkway, Suite 550, San Jose, California, 95110.

Leadership Structure

Quantum’s Board is committed to strong, independent Board leadership and oversight of management’s performance. The Board believes it should determine whether the CEO should also serve as Board Chair. This determination is made, from time to time, in the Board’s business judgment after considering relevant factors, including Quantum’s needs and our shareholders’ best interests. Following a thorough evaluation, the Board has determined that Mr. Lerner should serve as both Chairman and CEO. The Board believes this structure promotes aligning strategic development and execution, effectively implementing strategic initiatives, and exercising accountability for the Company’s performance. The Chair focuses on effectively leading and managing the Board. The Board has appointed a Lead Independent Director to help provide robust, independent Board leadership. The roles and responsibilities of the Chair and Lead Independent Director are described in more detail in our Corporate Governance Principles.

DIRECTOR CANDIDATE EVALUATION

The Corporate Governance and Nominating Committee is responsible for identifying, evaluating, recruiting, and recommending qualified director candidates to our Board. The Board nominates directors for election at each annual shareholder meeting and appoints new Board members at other times determined to be appropriate. Directors are not permitted to serve on the Board for more than ten years.

© 2023 Quantum Corporation	17

Identifying and Evaluating Director Nominees

The Corporate Governance and Nominating Committee uses the following procedures to identify and evaluate potential director nominees:

•	Regularly reviewing the Board’s size, composition, and collective performance, in addition to individual member performance and qualifications.
•	Determining whether to retain or terminate any third-party search firm used to identify director candidates, including approving the fees paid.
•	Reviewing qualifications of any properly identified, recommended, or nominated candidate. The committee’s review, in its discretion, may consider only the information provided to it or include discussions with third parties familiar with the candidate, candidate interviews, or other actions the committee deems proper.
•	Evaluating each candidate according to the General and Specific Considerations outlined to the left.
•	Recommending a slate of director nominees to be approved by the Board.
•	Endeavoring to promptly notify director candidates of its decision regarding whether to nominate a candidate for Board election.

The Board has not historically maintained a formal diversity policy for its members. However, in evaluating the Board’s composition, the Board and Corporate Governance and Nominating Committee consider diversity of:

Knowledge

Culture

Race

Gender

Age

© 2023 Quantum Corporation	18

The Board believes that directors with a diverse range of perspectives, skills, and experiences enable it to more effectively oversee all aspects of Quantum’s business. The Board considers underrepresented populations when seeking candidates for future nomination to the Board, and seeks to include women and members of underrepresented groups in each nominee candidate pool.

Shareholder Recommendations

The Corporate Governance and Nominating Committee’s policy is to consider shareholder recommendations for Board candidates. A shareholder must submit a written recommendation for a Board candidate to the attention of:

Quantum Corporation Attn: Corporate Secretary 224 Airport Parkway, Suite 550 San Jose, CA 95110

Submissions must include:

•	Candidate name and contact information.
•	Detailed biographical data and relevant qualifications, including references.
•	Descriptions of any relationships between the candidate and Quantum.
•	The shareholder’s statement in support of the candidate.
•	The candidate’s written indication of his or her willingness to serve if elected.
•	Other nominee information that our Bylaws and applicable SEC regulations require to be disclosed.

Shareholder Nominees

Shareholders may also nominate director candidates for election to the Board. A shareholder that desires to nominate a candidate directly for election must meet the deadlines and other requirements set forth in our Bylaws and SEC rules and regulations (see Shareholder Proposals for Our 2024 Annual Meeting for more information).

Our Bylaws are available on the Corporate Governance page of our website and as an exhibit to our annual report on Form 10-K.

The Corporate Governance and Nominating Committee may require any prospective nominee to furnish other information it reasonably desires to determine the nominee’s independence or eligibility to serve as a director.

© 2023 Quantum Corporation	19

Corporate Governance

ETHICS AND COMPLIANCE

We constantly strive to provide an unparalleled customer experience, built on an unparalleled commitment to doing the right thing. Our code of conduct is a means to help us successfully navigate both new opportunities and challenges by enabling effective business processes, relationships, and solutions.

The code applies to anyone conducting business on behalf of Quantum or its subsidiaries, including all directors, officers, and employees, and defines expectations in each of the following key areas:

How We Treat Each Other

How We Support Growth

How We Work with Third Parties

How We Handle Information

When We Need Help

The Board most recently revised the code in August 2021, with another update expected this fall. The code includes policies expecting compliance with laws, rules, and regulations, including:

•	Reporting concerns and prohibiting retaliation.
•	Avoiding discrimination and harassment and supporting diversity, human rights, and equal opportunity in the workplace.
•	Prohibiting inappropriate sales practices.
•	Preventing bribery and complying with applicable anticorruption and antikickback requirements, including guidelines for giving and receiving gifts and entertainment.
•	Identifying and disclosing conflicts of interest.
•	Complying with insider trading and antitrust and fair competition requirements.
•	Safeguarding the confidentiality and privacy of Quantum and third-party information.
•	Protecting and properly using Quantum assets.
•	Maintaining proper business records.

In addition, we maintain an internal ethics committee comprised of leaders from our finance, internal audit, human resources, and legal teams. The ethics committee advises and supports the Chief Administrative Officer regarding Quantum’s compliance program and provides appropriate assistance in reviewing, investigating, and responding to reported concerns. We have also implemented a whistleblower policy and encourage reporting of ethics and compliance concerns, including by providing a confidential and anonymous third-party reporting hotline.

Concerns that may relate to material accounting or auditing matters are communicated promptly to our Audit Committee.

Waivers of the code’s applicability to a Quantum director or executive officer may only be granted by our Board or its committees and must be timely disclosed as required by applicable law.

The code of conduct is available on the Corporate Governance page of our website. Copies of the code may be requested from Quantum’s Corporate Secretary at 224 Airport Parkway, Suite 550, San Jose, California, 95110.

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE OVERSIGHT

We all share one world, interconnected not just by the data we manage, but by the water we drink, the air we breathe, the natural resources we share, and the people we impact. This connection means we owe our employees, communities, customers, and investors our best efforts to advance our environmental, social, and governance (ESG) accomplishments.

The Corporate Governance and Nominating Committee oversees our ESG initiatives and policies, including communicating with stakeholders.

© 2023 Quantum Corporation	20

Some of our key ESG metrics in Fiscal 2023 are included below. More details about our ESG performance and goals are provided in our Fiscal 2023 ESG programs report, available on the Corporate Governance page of our website.

8,877 metric tonnes CO2e Scope 1 and 2 Greenhouse Gas Emissions reported to Carbon Disclosure Project	29% female Board representation

3% reduction in reported Scope 1 and 2 Greenhouse Gas Emissions per employee	6,800+ hours of employee training provided

6+ tons of e-waste recycled	250 hours of exercise during employee wellness challenge

0 enforcement actions for data breach, environmental and water compliance, or regulatory compliance practices	12,000+ employee acts of kindness during wellness challenge

$0 fines for regulatory violations	1 OSHA recordable incident in calendar year 2022

Colorado wastewater No Exposure Exemption permit renewed	0 COVID-19 or other employee workplace fatalities

© 2023 Quantum Corporation	21

The Board is dedicated to Quantum’s human capital management strategy, which includes:

Recruiting

Retention

Career Development

Performance Management

Rewarding Critical Talent

Succession Planning

BOARD ROLE IN RISK OVERSIGHT

Quantum faces a wide spectrum of financial, strategic, operational, and regulatory risks. The Audit Committee is primarily responsible for overseeing the Company’s management of those risks and providing appropriate updates to the Board. The Audit Committee guides our risk identification, assessment, and management policies and procedures, including discussions of our major risk exposures, associated risk mitigation activities, and risk management practices implemented throughout the Company. It also actively monitors the Company’s product and information technology cybersecurity risks and mitigation procedures.

The Board’s other committees also oversee risks associated with their respective areas of responsibility, including:

•	The Leadership and Compensation Committee’s review of compensation practices risks.
•	The Corporate Governance and Nominating Committee’s oversight of compliance risks.

The committees update the Board regarding their risk oversight practices through regular reporting and discussion.

While the Board is responsible for risk oversight, risk management accountability lies with our management team. Quantum’s enterprise risk management practices and formal risk assessments are led by our internal audit team, which periodically reports status to the Audit Committee or Board, where appropriate. Our functional teams apply other appropriate risk assessment and mitigation techniques, with the involved management representatives updating the Board as needed.

BOARD EVALUATION

Our Board, committees, and individual directors perform annual self-evaluations in accordance with our corporate governance principles. The evaluations ensure our Board is strategic, productive, and effective, and contributes to long-term shareholder value. As part of the evaluation process, the Board, Mr. Lerner, and Mr. Cabrera hold ongoing discussions regarding Board and committee composition, effectiveness, and decision-making, as well as individual director performance.

STOCK OWNERSHIP GUIDELINES

We annually review our stock ownership guidelines for our CEO, directors, and other officers. We compare our guidelines with those of peer group companies and consider ISS ownership governance best practices. Our Board believes that best aligning with shareholder interests requires our directors to hold common stock amounts on the larger end of our peer group and the ISS guidelines.

In Fiscal 2023, our Board agreed to continue the following stock ownership guidelines, which were increased in 2020:

Directors: 5x Annual Retainer

Chief Executive Officer: 3x Annual Base Salary

Chief Financial Officer: 2x Annual Base Salary

© 2023 Quantum Corporation	22

Eligible stock ownership includes the following elements. Vested and unvested outstanding stock options, unvested restricted stock and restricted stock units, and unearned performance stock and performance stock units are not counted in share ownership under our policy.

•	Shares purchased on the open market or through the 2022 rights offering.
•	Shares acquired by exercising stock options or under our Employee Stock Purchase Plan.

•	Vested restricted stock and restricted stock units.
•	Stock beneficially owned in a trust.
•	Stock held by a spouse or minor children.

Compliance with our stock ownership guidelines is due on the later of five years from:

•	The date an individual first became eligible for our stock ownership guidelines; or
•	February 4, 2020.

If the dollar value of required holdings increases due to base salary or director cash compensation increases, stock ownership must also be increased within five years. We measure compliance with these guidelines at the end of each fiscal year. At the end of Fiscal 2023, all included positions were on track to meet their stock ownership guidelines.

NON-EMPLOYEE DIRECTOR COMPENSATION

The Board and Leadership and Compensation Committee (Committee) determine the amount and form of non-employee director compensation. Management provides information and recommendations regarding competitive market practices, target compensation levels, and compensation program design. The Committee also retains an independent compensation consultant to provide analysis and advice regarding:

•	Specific compensation recommendations.
•	The market competitiveness of our compensation program, including current compensation trends and developments.
•	Benchmarking against peer group and technology industry practices.

While the Committee carefully considers the information and recommendations it receives, the Board maintains ultimate authority for decisions relating to non-employee director compensation. Mr. Lerner is the only Quantum employee on the Board and receives no additional compensation for his Board service.

The Committee generally conducts a comprehensive periodic review of the Company’s compensation program, most recently in Fiscal 2023. Quantum engaged Compensia to complete an independent review, which compared the Company’s compensation program, design, and practices to those of our peer group. Our current non-employee director compensation program elements include:

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We have executed change of control agreements with each of our non-employee directors. The agreements provide for automatic accelerated vesting of equity-based awards if the director’s service with the Company ends within 12 months following a change of control (other than for termination due to death or disability).

We allow our non-employee directors to defer some or all of their cash fees, which defers federal and state income taxes. Plan participants direct the deemed investment of their deferred accounts among a preselected group of investment funds which excludes Quantum’s common stock. The deemed investment accounts mirror the investment options available under Quantum’s 401(k) Savings Plan. Plan participants’ deferred accounts are credited with interest based on their selected deemed investments. During Fiscal 2023, only Ms. White elected to participate in the deferred compensation plan, for only the first and second fiscal quarters.

Compensation Committee Interlocks and Insider Participation

Mr. Jacoby, Ms. White, and Mr. Jaworski currently comprise the Committee. None is currently, nor has been at any time since Quantum was formed, an officer or employee of the Company or any of its subsidiaries. Likewise, no Committee member has entered into any transactions in which they will have a direct or indirect material interest adverse to the Company. No interlocking relationships exist between any Board or Committee members and any other company’s board or compensation committee members, nor have they previously existed.

Fiscal 2023 Non-Employee Director Compensation Tables

The following tables detail the Fiscal 2023 annual cash retainers, applicable committee service fees, and applicable Chair retainers paid to our directors. Quantum does not pay meeting fees to our Board members.

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The non-employee directors held the following outstanding and unvested equity awards as of March 31, 2023:

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Proposals

PROPOSAL 1: ELECTION OF DIRECTORS

Quantum has nominated six directors to be elected to the Board at the Annual Meeting, to serve until the 2024 annual meeting or until their successors are duly qualified and elected. The size of the Board will be reduced from seven to six directors following the Annual Meeting. The Corporate Governance and Nominating Committee recommended all nominees and the Board nominated all for election.

The nominees are:

James J. Lerner	Marc E. Rothman	Yue Zhou (Emily) White	Christopher D. Neumeyer	Donald J. Jaworski	Hugues Meyrath

Required Vote

This is an uncontested election requiring a majority of votes cast. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. Abstentions will not be counted for or against a nominee. If a director nominee does not receive a majority of votes cast, he or she will not be elected. See Information Concerning Solicitation, Voting, and Communication for more information about majority voting.

Each shareholder voting on Proposal 1 may cumulate their votes as described in Information Concerning Solicitation, Voting, and Communication.

THE BOARD RECOMMENDS A VOTE

“FOR”

EACH OF THE NOMINEES LISTED ABOVE.

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PROPOSAL 2: APPROVAL TO ADOPT THE 2023 LONG TERM INCENTIVE PLAN

We respectfully request that shareholders approve the Quantum Corporation 2023 Long-Term Incentive Plan (the 2023 Plan), approved by the Board on July 25, 2023, subject to shareholder approval. The 2023 Plan is intended to improve our long-term compensation program, currently implemented under our Quantum Corporation Amended and Restated 2012 Long-Term Incentive Plan (the 2012 Plan), which expires in August 2024.

If approved, the 2023 Plan will replace the 2012 Plan and no further grants will be made under the 2012 Plan. If shareholders do not approve Proposal 2, the 2012 Plan will remain in place and will continue to be administered in its current form subject to shares remaining available for grant under the plan. If Proposal 2 is not approved, we anticipate the 2012 Plan will be exhausted of any remaining available shares in fiscal year 2024 and will not be sufficient to competitively compensate our highest-performing employees or executive officers.

We are asking our shareholders to approve the 2023 Plan because we believe the availability of a modern long-term equity plan holding an adequate share reserve is an integral part of our ability to attract and retain key talent and reward employees who demonstrate strong performance and valuable contributions to Quantum’s results. If the 2023 Plan is not approved, we believe the foregoing benefits will be adversely affected and will increase the risk that we may not be able to retain our executive officers and key leadership team members, or to competitively reward our key employees. Either or both of those scenarios could negatively impact our performance and ability to meet our fiscal year 2024 goals.

Long-Term Equity is a Key Component of Our Employee Compensation Program

Our employees are our most valuable asset, and we strive to provide them with competitive compensation packages that reward personal and Company performance and that help meet our retention needs. Equity awards, whose value depends on our stock performance and which require continued service over time before any value can be realized, help achieve these objectives and are a key element of our compensation program. Equity awards also incentivize our employees to manage our business as investors, aligning their interests with those of our shareholders. We believe we must continue to use equity compensation on a broad basis to help attract, retain and motivate employees to grow our business, develop new products, increase operating efficiencies, and ultimately increase shareholder value.

As discussed in Compensation Discussion and Analysis, approximately 50% of the long-term equity awards we granted in Fiscal 2023 and prior years were based on performance-based restricted stock units which were also subject to time-based vesting requirements and continued employment. The majority of the performance targets have not yet been met, meaning that the actual compensation realized by our executive officers has been significantly lower than their target compensation metrics. For that reason, we believe it is imperative that we have sufficient shares available to offer additional performance-based equity awards in fiscal 2024 to align executive interests with our business performance and shareholder value.

The 2023 Plan Incorporates Compensation and Governance Best Practices

The 2023 Plan includes the following important features:

Prohibitions against liberal share recycling practices.

Shares tendered by participants to satisfy the exercise price or purchase price of awards, or tax withholding obligation with respect to awards, will not be added back to the balance of shares available to issue under the 2023 Plan.

Shareholder approval required for additional shares.

The 2023 Plan does not contain an annual “evergreen” provision. The 2023 Plan authorizes a fixed maximum number of shares and requires shareholder approval to increase the maximum number of shares of our common stock which may be issued under the 2023 Plan.

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No discount stock options or stock appreciation rights.

All stock options and stock appreciation rights must have an exercise price equal to or greater than the fair market value of our common stock on the date the award is granted.

Repricing and cash buyouts not allowed without shareholder approval.

The 2023 Plan prohibits the repricing, cash-out or other exchange of underwater stock options and stock appreciation rights without prior shareholder approval.

Limitations on dividend payments on unvested awards.

Dividends and dividend equivalents may not be paid on awards subject to vesting conditions unless and until such conditions are met. In addition, dividend equivalents may not be granted on options or stock appreciation rights.

Clawback. The 2023 Plan provides that all awards will be subject to our clawback policy.

No tax gross-ups. The 2023 Plan does not provide for any tax gross-ups.

Compensation Committee independence. Our employee equity plans are administered by the Board’s Leadership and Compensation Committee, which is comprised entirely of independent non-employee directors.

Broad-based eligibility. 54% of Fiscal 2023 equity awards were granted to employees who are not named executive officers or directors.

We Manage Our Incentive Program Thoughtfully

We manage our long-term shareholder dilution by limiting annual equity grants to what we believe is necessary to attract, reward, and retain our key employees. We are also mindful of the ratio of our stock-based compensation expense to our revenues over time.

The table below summarizes our equity grant practices during the three most recent fiscal years.

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Our typical executive equity grants are comprised of:

50% Time-Based Restricted Stock Units, which vest in equal annual installments over three years.	50% Performance-Based Restricted Stock Units, which require attainment of defined performance goals as well as continuing employment over additional time-based vesting requirements.

The performance goals we set for equity award certification are designed to be challenging and require consistent business execution and achievement in order to be earned. Given the challenges presented from the COVID-19 pandemic, supply chain constraints, inflationary pressure, and general macroeconomic concerns, we have not yet achieved the majority of the performance-based metrics associated with equity granted to our executives in Fiscal 2023 or in fiscal year 2022. Of the 1.725 million outstanding performance-based restricted stock units granted since July 2020, 81% are still yet to be earned and will be returned to our available equity balance if they are not attained within their applicable performance periods.

Peer Group Benchmarking

Benchmarking our Fiscal 2023 equity grant practices to those of our Peer Group shows our moderate equity use. According to our Peer Group’s most recent fiscal year Form 10-K filings, our net burn rate for Fiscal 2023 approximated the 56th percentile of our Peer Group. Our Fiscal 2023 issued, available, and total overhang rates approximated the 44th, 2nd, and 9th percentiles compared to our Peer Group, respectively.

The 2023 Plan Allows Us to Meet Our Forecasted Equity Needs

We are requesting an initial share reserve for the 2023 Plan of 6,000,000 plus the number of shares available under our 2012 Plan as of the Annual Meeting date and any shares returned from subsequent outstanding award expiration, termination, or forfeiture.

Shares outstanding and available under the 2012 Plan and our 2021 Inducement Plan (the Inducement Plan) as of the Record Date are shown below, in thousands.

Our overhang for the 2012 Plan as of the Record Date was 5.93%. Assuming shareholders approve the 2023 Plan, our overhang will be 11.24%. For this purpose, we are defining overhang as (A + B) / (A + B + C), where A, B, and C are based on the following measurements as of the Record Date:

A	4,792,571 shares subject to awards granted to employees and directors. There were no options or stock appreciation rights outstanding as of the Record Date.

B	1,165,350 shares available for future grants.

C	94,437,458 shares outstanding.

Overhang calculations exclude shares available for future issue or grant under the 2021 Inducement Plan or ESPP.

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Based on a review of our historical and projected grant practices, we estimate that the requested initial share reserve for the 2023 Plan should meet our equity grant needs for approximately two years. This estimate is based on assumptions about our anticipated hiring rate, stock price over time, and historical forfeiture rates.

Material Terms of the 2023 Long-Term Incentive Plan

This section summarizes certain principal features of the 2023 Plan. This summary is not a complete description of all of the provisions of the 2023 Plan and is qualified in its entirety by reference to the full text of the 2023 Plan.

Eligibility and Types of Awards

The 2023 Plan permits the grant of the following types of equity incentive awards:

•	Incentive stock options (ISOs).

•	Nonstatutory stock options (NSOs).

•	Stock appreciation rights (SARs).

•	Restricted stock.

•	Restricted stock units (RSUs), and performance-based RSU (PSU) awards.

Employees, consultants and directors of Quantum and any parent, subsidiary or affiliate of Quantum are eligible to participate in and receive awards pursuant to the 2023 Plan. As of the Record Date, we had approximately 785 employees, consultants and directors who would be eligible to participate in the 2023 Plan.

Administration

The 2023 Plan will be administered by the Board or a committee of individuals satisfying applicable laws appointed by the Board (the Administrator). It currently is expected that the Committee will continue to administer the 2023 Plan, but the Board has the authority to appoint one or more other committees to separately or concurrently administer the 2023 Plan. The Board may require that any committee which administers the 2023 Plan consist of at least two directors who qualify as non-employee directors under Rule 16b-3 of the Securities Exchange Act of 1934 to qualify transactions under the 2023 Plan as exempt under Rule 16b 3.

Subject to the terms of the 2023 Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive awards, determine the terms and conditions of awards, interpret the provisions of the Plan and outstanding awards, and make all determinations necessary or advisable for administering the 2023 Plan. The Administrator may delegate any part of its authority and powers under the 2023 Plan to a committee of officers to the extent permitted by applicable law, provided that such delegation shall specify the total number of awards that such officers may award. The Administrator’s decisions, determinations, and interpretations will be final and binding on all participants and other holders of awards and will be given maximum deference permitted by law.

Share Reserve and Share Recycling Rules

Maximum Share Limit. The maximum number of shares that may be issued or transferred pursuant to awards under the 2023 Plan is equal to the sum of:

•	6,000,000 shares;
•	The number of shares available for new grants under the 2012 Plan on the date that the shareholders approve the 2023 Plan (the Approval Date); and

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•	Any shares subject to awards granted under the 2012 Plan that, after the Approval Date:
•	expire or otherwise terminate without having been vested or exercised in full.
•	are forfeited to or repurchased by the Company due to failure to vest.
•	would have, but for the termination of the 2012 Plan, again become available for future use under the terms of the 2012 Plan.

However, in no event will the number of shares available for issuance under the 2023 Plan exceed 11,957,921 shares.

Share Recycling

•	If an option or SAR expires or becomes unexercisable without having been exercised in full or is surrendered pursuant to an exchange program (as defined in the 2023 Plan, and subject to shareholder approval), the unpurchased shares subject to the option or SAR will become available for future issuance under the Plan.
•	Upon exercise of a SAR settled in shares, the gross number of shares covered by the portion of the award exercised (whether or not actually issued pursuant to the exercise) will cease to be available under the 2023 Plan.
•	Vested shares that have actually been issued under the 2023 Plan will not be returned to the Plan and will not become available for future distribution under the Plan. Unvested shares issued pursuant to awards that are reacquired by the Company or are forfeited to the Company due to failure to vest will become available for future issuance under the 2023 Plan.
•	Shares used to pay the exercise price or purchase price of an award will not become available for future grant and/or sale under the 2023 Plan.
•	Shares purchased in the open market with proceeds from option exercises will not become available for issuance under the 2023 Plan.
•	Shares used to satisfy the tax withholding obligations related to an award of restricted stock, RSUs, options, or SARs will not become available for future grant or sale under the 2023 Plan.
•	If any portion of an award is paid to a participant in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2023 Plan.

Administration

Awards granted under the 2023 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2023 Plan, but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

Capitalization Adjustments

If Quantum experiences a dividend or other distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of Quantum, or other change in corporate structure affecting the shares, the Committee will adjust the number and class of shares available for issuance under the 2023 Plan, the number, class and price of shares subject to outstanding awards, and the per-person share limits on awards.

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Individual Award Limitations

The 2023 Plan contains annual grant limits. Specifically, subject to the adjustment provisions of the 2023 Plan, the maximum number of shares or dollars that can be subject to awards granted to any one employee or consultant in any fiscal year is:

The 2023 Plan also provides that the maximum grant date fair value (calculated in accordance with generally accepted accounting principles) of all awards (as a combined limit) granted to an individual non-employee director in any one fiscal year may not exceed an aggregate of $500,000. In the fiscal year in which a non-employee director first joins the Board, this limit is increased to $750,000. Any awards granted to an individual while he or she was an employee or consultant but not a non-employee director shall not count for purposes of this limitation.

No Repricing or Cash Buyouts

The 2023 Plan prohibits the implementation of any program to exchange awards or reduce the exercise price of options or stock appreciation rights, or otherwise implement certain programs under which participants can transfer awards to a financial institution or other person or entity, except with shareholder approval.

No Reload Options

No stock option will include terms entitling a participant to a grant of stock options upon exercise of the original stock option.

Stock Options

The Administrator may grant NSO or ISOs, the latter of which are entitled to potentially favorable tax treatment, under the 2023 Plan. The stock option exercise price is determined at grant by the Administrator and must be at least 100% of the fair market value of a share on the date of grant (110% for incentive stock options granted to shareholders who own more than 10% of the total outstanding shares of Quantum, its parent or any of its subsidiaries). The term of a stock option shall not exceed 7 years from the date of grant. However, a participant who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Quantum or any of its subsidiaries or any Quantum parent may not be granted an incentive stock option that is exercisable after 5 years from the option’s grant date. Dividend equivalents may not be granted on stock options.

Stock Appreciation Rights

SARs are awards that grant the participant the right to receive an amount (in the form of cash, shares of equal value, or a combination thereof, as determined by the Administrator) equal to the number of shares exercised multiplied by the amount by which Quantum’s stock price exceeds the exercise price.

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Quantum may pay the appreciation in cash, in shares or in a combination of both. The exercise price is set by the Administrator but cannot be less than 100% of the fair market value of the covered shares on the grant date. A SAR may be exercised only upon satisfying the vesting or other requirements established by the Administrator. SARs expire under the same rules that apply to options, meaning that the Administrator determines the time at which they expire but the expiration may not be later than 7 years after the grant date. Dividend equivalent rights may not be granted on SARs.

Restricted Stock

Awards of restricted stock are shares that may be subject to vesting conditions in accordance with the terms and conditions established by the Administrator. A holder of restricted stock will have full voting rights, unless determined otherwise by the Administrator. Dividends paid on unvested stock grants will be subject to forfeiture if the vesting condition applicable to the stock grant is not satisfied.

Restricted Stock Units

RSUs represent a right to receive shares (and/or cash of equal value) at a future date determined in accordance with the participant’s award agreement. Participants holding RSUs have no voting rights with respect to the shares represented by the RSUs until the date the underlying shares are issued. The Administrator may provide for dividend equivalent rights on RSUs based on the amount of dividends paid on outstanding shares of our common stock. Any dividend equivalent rights that are awarded will be subject to forfeiture to the same extent as the corresponding RSUs to which the dividend equivalent rights relate.

Performance Awards

Performance awards are awards that result in a payment to a participant (in the form of cash, shares of equal value, or a combination thereof, as determined by the Administrator) only if performance goals and/or other vesting criteria established by the Administrator are achieved or the awards otherwise vest. The applicable performance goals or vesting criteria will be determined by the Administrator and may be applied based on continued employment or service, the achievement of specific performance objectives (such as company-wide, departmental, divisional, business unit or individual goals), applicable federal or securities laws, or any other basis determined by the Administrator in its discretion. Performance awards that are RSUs may contain dividend equivalent rights.

Limited Transferability of Awards

Awards granted under the 2023 Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and may be exercised during a participant’s lifetime only by the participant. Notwithstanding the foregoing, subject to the terms of the 2023 Plan, the Administrator may make an award transferable on such terms and conditions as the Administrator deems appropriate, such as permitting an individual to transfer an award to an individual or entity if the transfer is for bona fide estate planning purposes.

Merger, Change in Control, or Other Transactions

In the event of a merger of Quantum with or into another corporation or a change in control (as defined in the 2023 Plan), each outstanding award will be treated as the Administrator determines, including that each award be assumed or substituted by the successor corporation (or its parent or subsidiary). The Administrator is not required to treat all awards similarly.

If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and the awards will become fully exercisable. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the Administrator will notify the participant that the award will be exercisable for a specified period prior to the transaction, and the award will terminate upon the expiration of such period.

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With respect to awards granted to a non-employee director that are assumed or substituted for upon a merger or change in control, if the non-employee director’s status as a director is terminated other than upon voluntary resignation (unless resignation was required by the acquirer) on or after the assumption or substitution, then his or her awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and the awards will become fully exercisable.

In the event of a proposed dissolution or liquidation of Quantum, the Administrator will notify each participant as soon as practicable prior to the effective date of the proposed transaction. To the extent options and stock appreciation rights are not exercised or other awards are not vested, the awards will terminate immediately prior to the completion of the proposed transaction.

Amendment and Termination

The Administrator or our Board generally may amend or terminate the 2023 Plan at any time and for any reason. However, no amendment, suspension, or termination may impair the rights of any participant without his or her consent. If not terminated earlier, the 2023 Plan will continue in effect until July 25, 2033.

Clawback Provisions

Awards granted under the 2023 Plan will be subject to any provisions of applicable law providing for the recoupment or clawback of incentive compensation, such as provisions imposed pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the terms of any Quantum recoupment, clawback or similar policy in effect at the time of grant of the award, and any recoupment, clawback or similar provisions that may be included in the applicable award agreement.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2023 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Nonqualified Stock Options

No taxable income is reportable when a nonqualified stock option with an exercise price at least equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the portion of the option exercised. Any taxable income recognized in connection with an option exercise by an employee of Quantum is subject to tax withholding by Quantum. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted or exercised (unless the participant is subject to the alternative minimum tax). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the exercised shares on the exercise date (or the sale price, if less) minus the exercise price of the portion of the option exercised.

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Stock Appreciation Rights

No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and/or the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock and RSUs

A participant generally will not have taxable income at the time an award of restricted stock or RSUs is granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either freely transferable or no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Tax Effect for Quantum

Quantum generally will be entitled to a tax deduction in connection with an award under the 2023 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). However, special rules limit the deductibility of compensation paid to our Chief Executive Officer, Chief Financial Officer, and to our three other most highly compensated named executive officers (other than our Chief Executive Officer and our Chief Financial Officer). Because the exception for performance-based compensation under Section 162(m) has been repealed, the annual compensation paid to any of these specified executives generally will be deductible only to the extent that it does not exceed $1 million.

Section 409A of the Code

Certain types of awards under the 2023 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2023 Plan and awards granted under the 2023 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the Administrator, the 2023 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

Except with respect to grants of RSUs that will be awarded to each non-employee director serving on our Board on the date of this Annual Meeting as discussed above under the heading “Non-Employee Director Compensation,” the number of awards that our named executive officers, directors, other executive officers and other employees and consultants may receive under the 2023 Plan in the future, will be determined in the discretion of our Board or Committee, and neither our Board nor the Committee has made any determination to make future grants to any persons under the 2023 Plan as of the date of this Annual Meeting. Therefore, it is not possible to determine the future benefits that will be received by these participants under the 2023 Plan.

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Summary

We believe that the approval of the 2023 Plan is essential to our continued ability to attract, reward, and retain our executive and non-executive employees, as well as our Board members. Awards such as those provided under the 2023 Plan constitute an important incentive desired by employees and candidates whose skills and performance are critical to our success. Shareholder approval of the 2023 Plan is vital to achieving our projected operating results in fiscal year 2024 and beyond.

Required Vote

Approval of the 2023 Plan requires the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against Proposal 2. If shareholders do not approve the 2023 Plan, the 2012 Plan and the Inducement Plan will remain in place and will continue to be administered in their current form subject to shares remaining available for grant under such plans.

The proposed 2023 Plan is provided for review as Appendix A on page 75 of this proxy statement.

THE BOARD RECOMMENDS A VOTE

“FOR”

THE APPROVAL OF THE 2023 LONG-TERM INCENTIVE PLAN.

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PROPOSAL 3: APPROVAL TO AMEND AND RESTATE THE EMPLOYEE STOCK PURCHASE PLAN

Our Employee Stock Purchase Plan (ESPP) allows our employees to purchase shares of Quantum’s common stock at a discount. The ESPP helps us attract, motivate, and retain highly qualified employees and promotes employee stock ownership, which aligns employees’ interests with those of our shareholders.

One hundred sixty-five employees participated in the ESPP in the last regular offering period concluded in February 2023, purchasing a total of 299,911 shares. Following the purchase, only 87,666 shares remained, which the Board determined was not sufficient to support meaningful continued employee participation. As a result, we paused additional employee contributions pending available share replenishment.

We believe that continuing to offer our employees the opportunity to increase their investment in Quantum effectively advances the interests of the Company and our shareholders. Accordingly, the Board has approved the amended and restated ESPP subject to shareholder approval at the Annual Meeting. We are therefore asking shareholders to approve the following ESPP amendments:

•	Increasing the number of shares available for issuance by 4,000,000, which is expected to meet our ESPP needs for at least the next year.
•	Revising the plan to permit offering periods that are longer than six months.
•	Removing the 300,000 share aggregate plan maximum purchase per offering period limitation. Other existing purchase maximums currently in the plan will continue to apply.

All of these changes are expected to encourage employees to increase their participation in the ESPP and improve alignment of their interests with our shareholders.

If Proposal 3 is approved, the total number of shares authorized and reserved for issuance under the ESPP will be 13,725,769 shares.

Material Terms of the Employee Stock Purchase Plan

The following paragraphs provide a summary of the principal features of the ESPP and its operation. However, this summary is not a complete description of all of the provisions of the ESPP and is qualified in its entirety by the specific language of the ESPP.

Purpose

The purpose of the ESPP, a broad-based stock purchase program, is to provide eligible employees of the Company and its participating affiliates with the opportunity to purchase shares of our common stock at a discount through payroll deductions or, if payroll deductions are not permitted under local laws, through other means as specified by the Committee. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (Section 423). In addition, the ESPP authorizes the grant of purchase rights that do not qualify under Section 423 pursuant to rules, procedures, or sub-plans adopted by the Company’s Board that are designed to achieve desired tax, securities law or other compliance objectives in particular locations outside of the United States (the Non-Section 423 Plan).

Eligibility to Participate

Most employees of the Company and its participating affiliates are eligible to participate in the ESPP, excluding employees who have the right to acquire 5% or more of the voting stock of the Company or of any subsidiary of the Company. The Committee has discretion to exclude employees from participating in the ESPP, from the Section 423 portion of the ESPP (the Section 423 Plan) on a uniform and nondiscretionary basis or as otherwise permitted by Section 423, if the employee normally is scheduled to work less than or equal to 20 hours per week or five months per calendar year, has worked for the Company for less than two years, or is an officer or other highly compensated employee, provided that the exclusion of employees in such categories is not prohibited under applicable local law. As of the Record Date, approximately 740 employees were eligible to participate in the ESPP.

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Administration, Amendment, and Termination

The Board or a committee of the Board administers the ESPP. Currently, the Committee acts as administrator of the ESPP. The members of the Committee serve at the pleasure of the Board. Subject to the terms of the ESPP, the Committee has all of the discretion and authority necessary or appropriate to control the operation and supervise the administration of the ESPP. The Committee also may establish a waiting period (not to exceed two years) before new employees may become eligible for the ESPP. The Committee’s authority under the ESPP includes, among other powers, interpreting and determining the terms and provisions of the ESPP and purchase rights thereunder. The Committee may delegate one or more of the ministerial duties in the administration of the ESPP. All actions, interpretations and decisions of the Committee are conclusive and binding on all persons and will be given the maximum deference permitted by law.

The Committee or the Board may amend or terminate the ESPP at any time and for any reason. However, as required by Section 423 of the Internal Revenue Code, certain material amendments must be approved by the Company’s shareholders.

Number of Shares of Common Stock Available under the ESPP

Currently, a maximum of 9,725,769 shares have been approved for issuance pursuant to the ESPP. If shareholders approve the amended and restated ESPP, the number of shares issuable under the ESPP would be increased by 4,000,000 shares, bringing the total that may be granted under the ESPP to 13,725,769 shares. Shares sold under the ESPP may be newly issued shares or treasury shares. In the event of any stock split, stock dividend, or other change in the capital structure of the Company, appropriate adjustments will be made in the number, kind, and purchase price of the shares available for purchase under the ESPP. The closing price of our common stock on the Record Date was $1.09.

Enrollment and Contributions

Eligible employees voluntarily elect whether or not to enroll in the ESPP. Assuming approval of the amended and restated ESPP at the Annual Meeting, shares will be offered under the ESPP through a series of consecutive and/or overlapping offering periods (not longer than 27 months each) as determined by the Committee. Employees who join the ESPP participate during an initial offering period. Employees who have joined the ESPP automatically are re-enrolled for additional offering periods but cancel his or her enrollment at any time (subject to ESPP rules).

Employees contribute to the ESPP through payroll deductions or, if payroll withholding is not permitted under local laws, through such other means as specified by the Committee. Participating employees generally may contribute up to 10% of their eligible compensation through after-tax payroll deductions. From time to time, the Committee may establish a different maximum permitted contribution percentage, change the definition of eligible compensation, or change the length of the offering periods. An employee later may increase or decrease his or her contribution percentage by following procedures established by the Administrator.

Purchase of Shares

On the last business day of each six-month offering period, the Company uses each participating employee’s payroll deductions or contribution to purchase shares for the employee. The price of the shares purchased will be determined under a formula established in advance by the Committee. However, in no event may the purchase price be less than 85% of the lower of:

•	the fair market value on the first day of the offering period, or
•	the fair market value on the last trading day prior to the purchase date.

The fair market value of a share on any relevant date will be the closing price of our common stock as quoted on Nasdaq for the date of purchase, and as reported in the Wall Street Journal or such other source as the Administrator deems reliable.

In any single year, no employee may purchase more than $25,000 of common stock (based on the fair market value on the first day of the offering period). The maximum number of shares that any participant may purchase on any purchase date shall not exceed 10,000 shares.

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The Committee has discretion to set a different limit on the number of shares that any participant may purchase on any purchase date, to set a lower (but not higher) limit on the dollar value of shares that may be purchased, and to change the dates on which shares are purchased.

Termination of Participation

Participation in the ESPP generally terminates when a participating employee’s employment with the Company or an affiliate ceases for any reason, the employee withdraws from the ESPP, or the Company terminates or amends the ESPP such that the employee no longer is eligible to participate. A participating employee may withdraw their participation in the ESPP at any time in accordance with procedures, and prior to the deadline, specified by the Administrator. Upon withdrawal from the ESPP, generally the employee will receive the return of any remaining amounts not used to purchase shares that have been credited to his or her account, without interest (unless otherwise required by applicable law), and their payroll withholdings or contributions under the ESPP will cease.

Certain U.S. Income Tax Consequences

The following brief summary of the effect of U.S. federal income taxation upon the participant and the Company with respect to the shares purchased under the ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423. The ESPP also authorizes the grant of rights to purchase stock that do not qualify under Section 423 pursuant to the Non-Section 423 Plan. Under an employee stock purchase plan that qualifies under Section 423, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which the shares were acquired or within one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs in an amount equal to such excess. The amount of this ordinary income will be added to the participant’s basis in the shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares have been held for more than one year since the date of purchase, the gain or loss will be long-term.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired and more than one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, or 15% of the fair market value of the shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. The Company will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased shares at the time of death, the lesser of the amount by which the fair market value of the shares on the date of death exceeds the purchase price, or 15% of the fair market value of the shares on the start date of the offering period in which those shares were acquired will constitute ordinary income in the year of death.

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New Plan Benefits

Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate and their determination as to the level of payroll deductions. Further, the number of shares that may be purchased under the ESPP is determined, in part, by the price of our common stock on the first and last day of each offering period, as applicable. Accordingly, the actual number of shares that may be purchased by any eligible individual is not determinable. All participants, however, are subject to the limitations on the amounts that can be invested and the shares that can be purchased as provided in the ESPP and described above.

Required Vote

Approval of the amended and restated ESPP requires the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against Proposal 3.

The amended and restated ESPP is provided for review as Appendix B on page 91 of this proxy statement.

THE BOARD RECOMMENDS A VOTE

“FOR”

THE APPROVAL OF THE AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN.

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PROPOSAL 4: ADVISORY VOTE ON SAY ON PAY

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act) and Section 14A of the Securities Exchange Act of 1934 (the Exchange Act) require that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

Following approval from a substantial majority of shareholders at our March 31, 2017 annual meeting, the Board adopted a policy providing for annual advisory votes to approve our named executive officer compensation.

We are again asking our shareholders to approve, on an advisory basis, our named executive officers’ compensation as disclosed in Compensation Discussion and Analysis, the Summary Compensation Table, and the related tables, notes, and narrative in this proxy statement. We believe that information demonstrates that our executive compensation program is appropriately designed, performance-based, and aligned with interests of our shareholders.

Required Vote

Adopting a resolution approving, on an advisory basis, our named executive officer compensation requires the affirmative majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. While the advisory vote on Proposal 4 is non-binding, it is required under Section 14A of the Securities Exchange Act of 1934 and provides valuable information regarding shareholder sentiment, which the Leadership and Compensation Committee will consider when determining future executive compensation programs. Abstentions will have the same effect as a vote against Proposal 4.

THE BOARD RECOMMENDS A VOTE

“FOR”

THE FOLLOWING RESOLUTION AT THE ANNUAL MEETING:

“RESOLVED, that the Company’s shareholders approve, on a non-binding advisory basis, our named executive officers’ compensation as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2023 annual meeting of shareholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

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PROPOSAL 5: ADVISORY VOTE ON FREQUENCY OF SAY ON PAY

The Dodd-Frank Act and Section 14A of the Exchange Act require that we provide our shareholders with the opportunity to vote every six years, on a non-binding advisory basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC.

The Board adopted a policy providing for an annual advisory vote to approve our named executive officer compensation following a substantial majority of shareholders at our March 31, 2017 annual meeting voting for that approach.

We are now providing shareholders with the option of selecting a frequency of one, two, or three years, or abstaining from such an advisory vote. We recommend that our shareholders select a frequency of one year, or an annual vote because an annual vote will allow shareholders to better review our executive compensation program in relation to our long-term performance. The Board has determined that an annual non-binding advisory vote on executive compensation will provide us with the time to thoughtfully respond to shareholders’ sentiments and implement any necessary changes. We therefore request that our shareholders select “ONE YEAR” when voting on the frequency of non-binding advisory votes on executive compensation.

By voting on this proposal, shareholders are not approving or disapproving our Board’s recommendation, but rather are indicating their preferred frequency for an advisory vote on named executive officer compensation. Shareholders may also abstain from voting.

Required Vote

The frequency that receives the highest number of votes cast by the holders of the shares present at the Annual Meeting in person or by proxy and entitled to vote will be the frequency recommended by shareholders. Abstentions have the same effect as votes against all frequencies in this proposal. While the advisory vote on Proposal 5 is non-binding on the Company and our Board, it is required under Section 14A of the Securities Exchange Act of 1934. We will provide our shareholders with the opportunity to vote on the frequency of future advisory votes on our named executive officers’ compensation at our annual meetings at least once every six calendar years.

THE BOARD RECOMMENDS A VOTE

FOR “ONE YEAR”

AS THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION.

OTHER PROPOSALS

As of the date of this proxy statement, Quantum is not aware of:

•	Any other matter properly raised to be voted on at the Annual Meeting; or
•	Any shareholder intending to present a proposal from the floor at the Annual Meeting.

The Annual Meeting proxy solicited by the Board grants the proxy holders discretionary authority to vote on any matters other than Proposals 1 – 5 that may be properly brought before the Annual Meeting.

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes Quantum’s overall philosophy and criteria for determining our executive officer compensation practices. The CD&A disclosures relate to Fiscal 2023 for our principal executive officer, principal financial officer, and three other most highly compensated executive officers.

Our named executive officers for Fiscal 2023 were:

James J. Lerner	Kenneth P. Gianella	Brian E. Cabrera
President & Chief	Chief Financial	Chief Administrative
Executive Officer;	Officer	Officer
Chairman of the
Board	Since 2023	Since 2021

Since 2018

John Hurley	Lewis W. Moorehead	J. Michael Dodson
Chief Revenue	Former Chief	Former Chief
Officer	Accounting Officer	Financial Officer

Since 2021	From 2018 to 2023	From 2018 to 2023

FISCAL 2023 EXECUTIVE COMPENSATION HIGHLIGHTS

In Fiscal 2023, the Board and management team continued to focus on executing the Company’s vision to be a leader in end-to-end solutions for video and unstructured data, shifting more significantly to a recurring software and services licensing model. We also paid special attention to attracting and retaining top talent, particularly within our sales team, with the experience required to accomplish our goals and drive Quantum’s performance and sales model transformation. Finally, we hired Kenneth P. Gianella as our new Chief Financial Officer in January 2023. Mr. Gianella’s strength in financial operations and investor relations bring additional value and experience to our leadership team competencies.

Mr. Dodson stepped down from the Chief Financial Officer role effective as of Mr. Gianella’s appointment.

As Fiscal 2023 progressed, we coalesced our efforts on product innovation, preparing for the early fiscal year 2024 launch of Quantum MyriadTM, our new all-flash file and object storage platform.

At the same time, our financial performance continued to be challenged by economic uncertainty and inflationary pressure. These headwinds were reflected in our Fiscal 2023 revenue, profitability, and stock price and resulted in our executive officers not earning incentive compensation under our Fiscal 2023 executive compensation program.

Listening to Our Shareholders

The Committee is committed to seeking and listening to our shareholders’ views. We regularly meet with our shareholders to hear their feedback, be transparent about our business direction, and ensure our actions are aligned with their expectations. Quantum held a non-binding advisory vote on our named executive officer compensation at our 2022 annual shareholder meeting, with more than 95% of our shareholders continuing to approve our annual executive compensation programs.

Shareholder Support of 2022 Advisory
Vote on Say on Pay

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EXECUTIVE COMPENSATION PHILOSOPHY

Each year, the Committee reviews Quantum’s executive compensation philosophy of paying for performance. We focus on maintaining a competitive total compensation program that rewards executives for delivering results and long-term shareholder value. That philosophy is founded on four guiding principles designed to:

Attract and Retain top talent and compete against our peer companies.

Motivate desired behaviors that allow our team to drive Company success.

Reward achieving the Company’s short- and long-term objectives.

Align executive and shareholder interests to drive long-term value.

We believe that our mix of fixed and variable compensation elements, including cash and equity incentives, also:

•	Promotes achievement of Quantum’s objectives established by the Board and the Company’s senior management team.
•	Provides a strong link between pay and performance while motivating and rewarding employees for significant contributions to our success.
•	Aligns our employees’ interests with shareholder expectations.
•	Considers relevant economic and market factors.
•	Maintains equitable compensation programs that incorporate effective internal and external controls.

COMPETITIVE POSITIONING

Market competitiveness is an important feature of our executive compensation program and helps motivate and retain our executive officers.

In assessing competitiveness, we compare individual elements including base salary, target annual incentive opportunity, annual equity awards, and total aggregate compensation for each executive officer, to those of executive officers holding similar positions or comparable levels of responsibility in our Peer Group and other similarly sized technology companies.

The Company uses applicable compensation data from our Peer Group as well as the Radford Global Compensation Database of technology companies with annual revenue less than $1 billion.

Peer Group

We annually evaluate our competitive peer group to identify companies similar in financial scope, size, and industry (Peer Group). Peer Group selection criteria include revenue, market capitalization, industry, and companies with which we compete in recruiting new employee talent.

We also consider shareholder perspective by including companies with similar business structures, end markets, and competitors that align with our business. The Committee approves the Peer Group and uses it to guide executive compensation decisions for the associated fiscal year, following compensation assessments, performance evaluations, and potential pay gap resolutions. The Peer Group is not the only determinant for executive compensation decisions, which are also influenced by:

Company and Individual Performance

Compensation Program Affordability

Market Conditions

With assistance and input from independent compensation consultant Compensia, the Committee reviewed relevant considerations and approved the following Peer Group for Fiscal 2023, which was also used for fiscal 2022 compensation decisions:

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COMPENSATION ELEMENTS

We provide a mix of compensation elements that emphasizes annual cash and long-term equity incentives, in a manner that is consistent with our compensation philosophy and objectives. The primary elements of our executive compensation program consist of:

Annual Base Salary as a fixed compensation element determined in comparison to the Peer Group and intended to competitively attract and retain executive talent.

Target Variable Cash via annual cash-based incentives structured to reward achieving short-term strategic goals and paid based on Company and individual performance.

Long-Term Equity Grants consisting of both time- and performance-based restricted stock units used to attract and retain executives while creating long-term shareholder value.

Fiscal 2023 Pay Mix

We offer our named executive officers a total direct compensation package that includes both fixed and variable compensation. Because target variable cash was not paid in Fiscal 2023, the actual compensation earned was reduced from target and projected pay mix was restricted to only base salary and long-term

Incentives. The charts below show the target and projected Fiscal 2023 compensation mixes for our CEO and other named executive officers.

Target Mix

Projected Mix1

1Projected Mix Company excludes Fiscal 2023 Target Variable Cash and ARR-measured performance-based RSUs not earned in Fiscal 2023.

Mr. Moorehead’s Long-Term Incentives include the retention bonus paid to him in Fiscal 2023, as more fully described in Fiscal 2023 Compensation Tables.

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Fiscal 2023 Annual Base Salary

Our executive officers receive base salaries approximating the midpoint of our Peer Group. The Committee annually reviews our named executive officers’ base salaries with Compensia.

In the second quarter of Fiscal 2023, the Committee reviewed the competitiveness of Mr. Lerner’s compensation against the Peer Group, considered his prior year performance, and consulted with Compensia regarding independent compensation recommendations. Following review, the Committee determined that increasing Mr. Lerner’s base salary was appropriate given his contributions, as well as necessary to remain competitive in the market.

At the end of August 2022, Mr. Cabrera was promoted to Chief Administrative Officer from his prior position of Chief Legal and Compliance Officer. Mr. Lerner and the Committee reviewed additional Peer Group benchmarking information relevant to Mr. Cabrera’s expanded responsibilities and approved a modest increase in his base salary.

Mr. Moorehead also received a small base salary increase in Fiscal 2023 to reward his work in improving the Company’s debt covenants. No other named executive officers base salaries were adjusted.

Named executive officer annual base salaries in Fiscal 2023 were:

Fiscal 2023 Quantum Incentive Plan

The Quantum Incentive Plan (QIP) is the Company’s short-term incentive bonus program, structured to competitively compensate our executive officers for achieving predetermined corporate and individual performance goals. The Committee annually approves financial performance metrics that include threshold, target, and maximum levels of performance that serve as the bonus structure for the year and must be achieved to fund the plan. The Committee also ensures that QIP metrics align with our pay-for-performance philosophy.

All of our executive officers participate in the QIP and each has an annual bonus target expressed as a percentage of his or her base salary. QIP payments are linked to both Company and individual performance.

The Committee’s annual total executive compensation market assessment also considers short-term incentive bonus targets. As part of the review of Mr. Lerner’s compensation described above, considering Peer Group pay practices, and in consultation with Compensia, the Committee determined it was appropriate to increase Mr. Lerner’s Fiscal 2023 bonus target from 100% of his annual base salary to 125%.

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The annual target cash incentives for each of our named executive officers were:

Fiscal 2023 QIP Performance Metrics

The Committee sets annual QIP performance metrics that incorporate challenging financial targets requiring consistent high performance before any payout is triggered. However, at the time the targets were approved, the Quantum management team and the Committee believed the targets to be achievable and aligned with Quantum’s growth strategy.

The Fiscal 2023 QIP financial performance metrics approved by the Committee are detailed below. Achieving the Adjusted EBITDA Threshold Goal listed below served as a gate to any bonus payout. Our final Fiscal 2023 Adjusted EBITDA measurement was $11.7 million, or 84% of the related Threshold Goal. We defined Adjusted EBITDA as net loss before interest expense, net, provision for income taxes, depreciation and amortization expense, stock-based compensation expense, restructuring charges, and other non-recurring expenses. As a result, even though final Fiscal 2023 revenue performance exceeded its Threshold Goal and attained 99.5% of its Target Goal, no QIP payment was earned.

Fiscal 2023 Equity Overview

All of our executive officers are eligible to receive long-term equity awards granted in alignment with our pay-for-performance philosophy, rewarding executives for achieving performance goals resulting in long-term shareholder value.

The Committee oversees all aspects of our equity program, including actual and projected share balances, eligibility to participate in the Company’s long-term incentive plan, the size and mix of equity awards, and the annual structure of performance-based stock unit metrics. Quantum management and Compensia advise the Committee on the appropriate mix of time- and performance-based restricted stock units granted to our officers, senior leaders, and key new hires during the fiscal year. The Committee monitors the use of equity awards throughout the fiscal year, as well as their impact to burn rate, dilution, and the financial accounting for compensation expense.

We offer two types of equity awards, both using RSUs:

Time-Based RSUs allow us to:

•	Attract new executive talent.

•	Offer competitive total compensation programs.

•	Provide long-term retention interests to our executive team.

•	Align with our shareholders’ interest in retaining a stable leadership team.

Performance-Based PSUs support:

•	Adhering to industry-wide best practice among our Peer Group and other technology companies.

•	Aligning our executives’ interests with those of our shareholders.

•	Properly linking our executive compensation programs with Quantum’s performance.

Generally speaking, annual refresh equity grants for executive officers have consisted of 50% RSUs and 50% PSUs.

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Vesting

Both RSU and PSU grants typically include three-year vesting schedules, subject to satisfying pre-established performance goals and maintaining ongoing employment.

Grant Values

The Committee considers the following factors to determine the size of individual equity awards to our executive officers:

•	Management’s input.

•	Our pay-for-performance philosophy.

•	The number of shares of Quantum’s common stock that are available to be granted under our 2012 Long Term Incentive Plan, and how long those shares are expected to last.

•	Individual performance of each executive officer and Company financial performance for the prior fiscal year.

•	The grant date fair value[1] of equity awards granted to executive officers in similar positions in our Peer Group and technology companies of similar size.

•	Internal parity with the size of the equity awards among the executive officers.
•	The number, type, and current retentive value of the outstanding equity awards held individually by each of the executive officers.

•	Executive retention concerns.

•	Other internal and external factors impacting the appropriate amount and mix of RSUs and PSUs to award.

Our historically rigorous QIP performance targets have generally caused our executives’ total cash compensation to fall out of alignment with our Peer Group and the market. We have used more meaningful equity awards to supplement this gap and attract, reward, and retain talent. This approach also ties overall executive compensation to Quantum’s common stock price performance over a period of time.

Fiscal 2023 Equity Awards

The Committee met early in Fiscal 2023 to determine appropriate equity awards for our executive officers based on the described criteria. After considering management’s recommendations and Compensia’s advice, the Committee approved the Fiscal 2023 equity awards listed in the following table.

Time-Based Restricted Stock Units

All named executive officers other than Mr. Gianella were granted 50% of their total Fiscal 2023 equity awards in RSUs scheduled to vest in equal installments on each grant date anniversary, with full vesting after three years, subject to continued employment.

Performance-Based Restricted Stock Units

The Committee received recommendations from Quantum management, outside legal counsel, and Compensia regarding structuring PSU metrics that were challenging but achievable and aligned our long-term executive performance to the Company’s

1The grant date fair value equals the number of RSUs awarded multiplied by the market price of Quantum’s common stock on the grant date.

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strategic objectives and shareholders’ interests. The Committee approved three Fiscal 2023 PSU metrics, and included separate time-based vesting requirements subject to continued employment on any PSUs deemed earned according to the performance metrics:

$14.8M Subscription-Based Annual Recurring Revenue (ARR)

•	March 31, 2023 performance deadline.

•	One-year vesting requirement.

40% Full Fiscal Year Gross Margin

•	March 31, 2024 performance deadline.

•	Two-year vesting requirement.

$3.00 100-Day Calendar Average Stock Price

•	July 1, 2027 performance deadline.

•	Three-year vesting requirement.

The Committee considered the Company’s fiscal year 2022 financial performance and executive compensation plan when setting the Fiscal 2023 PSU metrics, seeking to make them challenging yet achievable. The ARR and gross margin PSU metrics were included in Fiscal 2023 as they reflected key areas of Fiscal 2023 performance growth potential and aligned executive compensation interests with the Company’s performance and shareholder interests.

Although the Fiscal 2023 annual recurring revenue metric was 90.5% attained, PSUs granted subject to fully achieving that performance metric were cancelled and returned to Quantum’s long-term equity plan.

Any remaining PSU metrics not achieved by their respective performance deadlines will be forfeited.

A  summary of the Fiscal 2023 performance-based equity grants and PSU metrics is provided in the following table.

PERQUISITES AND OTHER BENEFITS

We offer Company-paid tax preparation services to our executive officers and non-executive vice presidents. As Mr. Hurley receives medical, dental, and vision benefits from a third party not associated with Quantum and does not participate in our corresponding benefit plans, we provide him a taxable monthly stipend to cover the premiums associated with those benefits. For most of Fiscal 2023, the stipend paid was $2,000 per month. It was increased to $2,758 per month beginning March

1, 2023 to account for his increased program participation costs. In Fiscal 2023, we also provided him with a taxable lump sum stipend of $3,605 to cover the costs of his comprehensive annual medical assessment. The stipends will be cancelled if Mr. Hurley elects to participate in our medical benefits programs in the future. We believe these perquisites are limited and reasonable given the executive officers’ responsibilities.

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Except for these items and the non-qualified deferred compensation plan discussed below, we do not provide any other perquisites or personal benefits to our executive officers that are not available to all other full-time employees.

Employee Stock Purchase Plan

We offer all employees, including our executive officers, the ability to acquire shares of Quantum’s common stock through the ESPP. The plan allows employees to purchase the Company’s stock twice per year at a 15% discount relative to the market price. The Committee believes that the plan provides a cost-efficient method of encouraging employee stock ownership.

Health and Welfare Benefits

We offer health, welfare, and other benefit programs to substantially all full-time employees. We share the cost of health and welfare benefits with our employees, with amounts depending on the level of coverage elected. The health and welfare benefits offered to our executive officers are identical to those offered to other full-time employees.

Qualified Retirement Benefits

All U.S.-based employees, including our executive officers, are eligible to participate in Quantum’s tax-qualified 401(k) Savings Plan. Participants may defer cash compensation up to statutory IRS limits and may receive a discretionary matching Company contribution. Participants direct their own investments in the plan, which does not include an opportunity to invest in Quantum’s common stock.

Non-Qualified Deferred Compensation Plan

We maintain a non-qualified deferred compensation plan which enables select employees, including our executive officers, to defer a portion of their base salary and annual bonus payouts, and associated federal and state income taxes. Plan participants direct the deemed investment of their deferred accounts among a preselected group of investment funds which excludes shares of Quantum common stock.

The deemed investment accounts mirror the investment options available under Quantum’s 401(k) Savings Plan, including the ability to make daily changes to elected investments. Plan participants’ deferred accounts are credited with interest based on their selected deemed investments. We do not make employer or matching contributions to the non-qualified deferred compensation accounts, but offer the plan as a competitive practice enabling us to attract and retain top talent. None of our executive officers participated in the plan in Fiscal 2023.

401(k) Plan

•	Tax-qualified.

•	Discretionary Company match contribution.

•	Employee-directed investments.

•	No Quantum common stock included.

Deferred Compensation Plan

•	Non-qualified.

•	No Company contribution.

•	Employee-directed investments.

•	No Quantum common stock included.

EXECUTIVE COMPENSATION PROCESS AND DECISION MAKING

Board and Committee Roles

The Committee oversees and approves all compensation and benefits for our executive officers, excluding the CEO. The independent directors review and approve CEO compensation based on the Committee’s recommendations.

The Committee reviews and approves corporate goals and objectives relevant to executive officer compensation. It also measures, at least annually, executive officer performance against those goals and objectives and communicates results to the CEO and Board.

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Executive Compensation Consultant Role

In Fiscal 2023, the Committee also engaged Compensia on a number of matters, including setting executive compensation. Compensia performs services only for the Committee, at its discretion. The Committee regularly reviews its advisors’ independence and determined that no relationship or conflict of interest exists that would preclude Compensia from independently advising the Committee.

Executive Management Role

The Committee reviews recommendations regarding compensation leveling and market trends from our executive management team, including the CEO, Chief Financial Officer, and Chief Administrative Officer. The Board and Committee retain final authority over executive compensation decisions. Management also assists the Committee in monitoring compensation related risk by reporting to the Committee on:

Equity Pool Balances

Burn Rate and Dilution

Shareholder Return

Quantum’s Strategic Goals

Peer Group Role

The Committee examines Peer Group pay practices and programs and compares the total target compensation for our CEO and officers to similar roles as market reference points. While it is the Committee’s goal to ensure our compensation practices are competitive, the Committee also considers other factors when making compensation decisions, including Quantum’s financial position and individual and Company performance.

COMPENSATION GOVERNANCE BEST PRACTICES

We are committed to designing and implementing sound executive compensation policies and practices. The Committee seeks guidance from varying levels of management within the Human Resources, Finance, and Legal teams, and engages with outside legal counsel and other external advisors to ensure proper governance protocols are in place and executed.

Our key compensation governance foundations are:

Pay-for Performance

•	100% of Fiscal 2023 QIP goals were tied to Company performance.

•	50% of Fiscal 2023 equity awards (other than Mr. Gianella’s new hire awards) were performance-based, and one-third of those were tied to Company stock price performance.

•	72% of the CEO’s total Fiscal 2023 target compensation was at risk, compared to an average 56% for other named executive officers.

Risk Mitigation

•	Annual risk assessment of compensation plans, policies, and practices.

•	Anti-hedging/anti-pledging policies.

•	Clawback provisions.

•	Stock ownership guidelines.

•	Insider trading policy.

•	Independent compensation consultant.

Compensation Program Features

•	Pay mix emphasis on pay-for-performance.

•	Independent oversight.

•	Competitive benchmarking against Peer Group and Radford survey data.

•	No single-trigger change of control.

•	Limited perquisites.

More specifically, our Fiscal 2023 governance practices included the following elements:

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Independent Consultant The Committee regularly engages with our external independent compensation consultant on Board and executive compensation matters.

Clawback Policy

•    Covers cash and equity incentive or bonus compensation paid to all Section 16 executive officers, all officers who directly report to the CEO, and the Vice President of Supply Chain (Covered Employees).

•    Entitles recovery of any bonus or other incentive- or equity-based compensation paid to involved Covered Employees during the twelve months following first filing of financial statement containing errors requiring material restatement arising from knowing misconduct of Covered Employees.

•    Allows recovery of any net profits Covered Employees realized from selling Quantum securities during that twelve-month period.

•    We also plan to amend our clawback policies to comply with the final Nasdaq listing standards implementing the Dodd-Frank Act clawback provisions prior to December 1, 2023.

Stock Ownership Guidelines Please refer to page 22 for an explanation of our director and officer stock ownership guidelines.

Anti-Hedging and Anti-Pledging Policies

•    Insider Trading Policy expressly prohibits buying Quantum securities on margin or using or pledging owned shares as collateral for loans, in addition to engaging in transactions in publicly traded options, puts and calls, and other derivatives of the Company’s stock.

•	Extends prohibition to any hedging or similar transaction designed to decrease the risks associated with holding Company securities.

Insider Trading Policy • Prohibits trading during a closed window. • Precludes buying stock on margin. • Prohibits pledging shares owned as loan collateral. • Applies to all directors and employees.

No Single-Trigger Change of Control Our change of control policy maintains that a double-trigger event must occur before an executive is entitled to specified compensation and benefits.

Annual Risk Assessment We conduct an annual risk assessment of our executive compensation practices and believe our Fiscal 2023 programs were appropriate and discouraged excessive risk taking.

Pay Mix

•    Retaining our executive officers remains a primary focus as internal and external factors impact our business.

•    For Fiscal 2023, our long-term incentive mix was equally balanced between performance- and time- based awards.

•    Performance-based awards align our executives’ interests with Company performance goals.

•    Time-based awards help address potential retention concerns.

Perquisites We grant only limited perquisites to our officers, as more fully described on page 49.

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CHANGE OF CONTROL SEVERANCE POLICY, EMPLOYMENT AGREEMENTS, AND SEVERANCE AGREEMENTS

Change of Control Agreements

Our change of control agreements are designed to promote the best interests of the Company and our shareholders by maintaining the continued dedication and objectivity of key employees during a possible or actual change of control. The agreements provide eligible employees with compensation and stock benefits upon an involuntary termination (as defined in the agreement), providing financial security and encouraging them to stay at Quantum during times of uncertainty.

Employment Agreements

We have employment agreements with all of our named executive officers. These agreements provide for certain severance benefits in the event of a qualifying termination of employment not associated with a change of control. Each named executive officer is employed at will and may be terminated at any time and for any reason, with or without notice.

Our current change of control and employment agreements are described further in Potential Payments Upon Termination or Change of Control on page 58.

TAX AND ACCOUNTING CONSIDERATIONS

Among other factors, the Committee considers the possible tax and accounting consequences applicable to Quantum or its executives when making decisions regarding our executive compensation programs. In particular, section 162(m) of the Internal Revenue Code limits our ability to deduct remuneration paid to our executives exceeding $1 million. While the Committee considers these factors, including the impact of section 162(m), it maintains maximum flexibility in designing compensation programs and does not limit compensation to those types that are intended to be deductible.

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES

Our Board and Committee conduct a risk assessment of our employee compensation policies and practices, including those relating to our executive compensation program. We also evaluate our pay-for-performance programs to determine whether they create unnecessary risk to the Company.

Based on our Fiscal 2023 risk assessment, we believe that our compensation programs are unlikely to create excessive risks adversely impacting Quantum.

Our programs contain various mitigation features to ensure our employees, including our executive officers, are not encouraged to take excessive or unnecessary risks in managing Quantum’s business. These features include:

•	The Committee’s independent oversight of the compensation programs.
•	An executive compensation program subject to our clawback policy.
•	The Committee’s annual review of target compensation levels for our executive officers based on a reasonable competitive Peer Group and other market data, including evaluating the alignment of executive compensation with performance.
•	A balanced mix of compensation programs that focuses our employees on achieving both short and long-term objectives.
•	A meaningful and robust insider trading policy that all our employees must follow.
•	Incentives focused on using reportable financial metrics, including non-GAAP operating income, revenue, and free cash flow.
•	Multiyear service-based vesting requirements for equity awards.
•	Risk mitigators, including stock ownership guidelines for the CEO, Chief Financial Officer, and the Board.
•	Anti-pledging stock policies.

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Fiscal 2023 Compensation Tables

FISCAL 2023 SUMMARY COMPENSATION TABLE

The following table displays our named executive officer compensation as of the end of Fiscal 2023 for fiscal years 2023, 2022, and 2021.

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FISCAL 2023 GRANTS OF PLAN-BASED AWARDS

The table below presents information on incentive plan-based awards granted to our named executive officers.

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OUTSTANDING EQUITY AWARDS AT FISCAL 2023 YEAR END

The following table provides information regarding outstanding restricted stock unit awards held by our named executive officers as of March 31, 2023. There were no outstanding stock options held by our named executive officers at that time.

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FISCAL 2023 OPTIONS EXERCISED AND STOCK VESTED

The table below provides information on Fiscal 2023 restricted stock and RSU vesting for our named executive officers. There were no outstanding stock options held by our named executive officers. Our executive officers did not exercise option awards in Fiscal 2023.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL FOR FISCAL 2023

We maintain change of control agreements with all of our named executive officers, and their employment agreements provide for certain severance benefits in the event of a qualifying employment termination not associated with a change of control. While the Board approved some administrative updates to the agreements in Fiscal 2023, the material terms have remained unchanged since fiscal year 2019, and are explained in the tables.

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Fiscal 2023 Potential Severance Benefits

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EQUITY COMPENSATION PLAN INFORMATION

The table below presents information relating to compensation plans under which we may issue shares of our common stock, as of March 31, 2023.

CEO PAY RATIO

To calculate our Fiscal 2023 CEO pay ratio, we identified our median employee in Fiscal 2023 by:

•	Identifying all active Quantum employees on March 31, 2023.
•	Sorting all identified employees, excluding our CEO, by their total target cash compensation valued in United States dollars, which identified two median employees.
•	Selecting the median employee used for the pay ratio calculation based on the older hire date.
•	Comparing that employee’s total target cash compensation to Mr. Lerner’s total compensation earned in Fiscal 2023.

As of that date, we employed 847 people globally, with 54% based in North America, 23% in Europe, the Middle East and Africa, and 23% in Asia Pacific.

Mr. Lerner’s total Fiscal 2023 as calculated in the Summary Compensation table was $1,685,585, while the total target cash compensation for the median employee on that date was $119,391. The ratio of these amounts is 13.7 to 1.

This ratio is a reasonable estimate calculated in a manner consistent with the U.S. Securities Exchange Act of 1934, Regulation S-K, Item 402(u). SEC rules for identifying the median employee allow companies to apply various methodologies and assumptions, so the pay ratio we report may not be comparable to those reported by other companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below set forth as of the Record Date, certain information regarding the beneficial ownership of the Company’s common stock by:

•	Each person the Company knows to beneficially own more than five percent of the outstanding shares of common stock.
•	Each of the Company’s current directors and director nominees.
•	Each of the Fiscal 2023 named executive officers.
•	All current directors and officers as a group.

Unless otherwise indicated, the business address for the beneficial owners listed below is 224 Airport Parkway, Suite 550, San Jose, California, 95110.

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PAY VERSUS PERFORMANCE

As discussed in our Compensation Disclosure and Analysis, our executive compensation program is designed to reflect a strong focus on pay-for-performance to align our executives’ interests with those of our shareholders. As required by Item 402(v) of Regulation S-K, we are providing information about the relationship between executive “compensation actually paid” (CAP) computed in accordance with Item 402(v) of Regulation S-K and certain financial performance metrics of the Company.

The Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Tabular List of Performance Measures

While we utilize several performance measures to align executive compensation with our performance, not all of these measures are presented in the Pay Versus Performance table shown below.

We consider achievements related to the following metrics to be the most important links between performance and the compensation paid to our named executive officers for the most recently completed fiscal year:

Revenue

Adjusted EBITDA

Subscription-Based Annual Recurring Revenue

Gross Margin

Stock Price

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			Average		Value of Initial Fixed $100
			Summary	Average	Investment Based on:
	Summary		Compensation	Compensation
	Compensation	Compensation	Table Total for	Actually Paid to			Net Income
Fiscal	Table Total for	Actually Paid to	Non-PEO NEOs	Non-PEO NEOs[3]	Company	Peer Group	($) (in	Stock Price[6]
Year[1]	PEO ($)	PEO[2] ($)	($)	($)	TSR[4] ($)	TSR[5] ($)	thousands)	($)
2023	1,635,508	613,584	698,916	469,781	17	439	(37,943)	1.15
2022	2,526,902	(2,063,248)	1,437,464	467,884	33	468	(32,280)	2.27
2021	2,989,619	9,101,583	919,011	2,232,959	115	332	(35,459)	8.33
[1]

Mr. Lerner served as our Chief Executive Officer and our principal executive officer (PEO) through the entire reporting period. The named executive officers included in the non-PEO named executive officer (NEO) average for each year are as follows:

•   Fiscal 2023: Kenneth P. Gianella, Brian E. Cabrera, John Hurley, Lewis W. Moorehead, and J. Michael Dodson

•   Fiscal year 2022: J. Michael Dodson, Brian E. Cabrera, John Hurley, and Lewis W. Moorehead

•   Fiscal year 2021: J. Michael Dodson, Regan J. MacPherson, Elizabeth P. King, and Lewis W. Moorehead

[2]	See Table A for the explanation of adjustments to the Summary Compensation Table totals to derive CAP for Mr. Lerner as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Lerner during the applicable year.
[3]	See Table B for the explanation of adjustments to the Summary Compensation Table totals to derive the average CAP for our non-PEO NEOs as computed in accordance with Item 402(v) of Regulation S-K.
[4]	Represents the Company’s common stock cumulative total shareholder return (TSR) on a fixed investment of $100 over the fiscal year starting from the market close on the last trading day of fiscal 2020 (March 31, 2020) through the end of each applicable fiscal year in the table.
[5]	Represents the cumulative TSR of the S&P 500 Technology Hardware & Peripherals Index on a fixed investment of $100 over the fiscal year starting from the market close on the last trading day of fiscal 2020 through the end of each applicable fiscal year in the table.
[6]	As noted in our Compensation Disclosure and Analysis, for Fiscal 2023 the Committee determined that the Company’s common stock price continues to be viewed as a key metric of our business performance and aligned with long term shareholder value creation. Values listed reflect the Company’s common stock price at market close on March 31 of each fiscal year.

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Table A

PEO
				Fiscal Year	Fiscal Year
			Fiscal 2023	2022	2021
	Summary Compensation Table – Total Compensation	(a)	$1,635,508	$2,526,902	$2,989,619
-	(Minus) Grant Date Fair Value of Equity Awards Granted in Fiscal year	(b)	$(953,194)	$(1,939,820)	$(2,013,600)
+	Plus Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in Fiscal Year	(c)	$768,870	$718,000	$4,652,000
+/-	Plus (Minus) Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	(d)	$(584,266)	$(2,100,796)	$2,418,732
+/-	Plus (Minus) Change in Fair Value as of Vesting Date for Which Application Vesting Conditions Were Satisfied During Fiscal year	(e)	$(253,333)	$(1,267,534)	$1,054,832
-	(Minus) Fair Value as of Prior Fiscal Year End That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(f)	-	-	-
=	Compensation Actually Paid		$613,584	$(2,063,248)	$9,101,583
(a)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.
(b)	Represents the aggregate grant date fair value of the stock awards and option awards granted to the PEO during the indicated fiscal year, computed in accordance with FASB ASC 718.
(c)	Represents the aggregate fair value as of the indicated fiscal year-end of the PEO’s outstanding and unvested stock awards and option awards granted during such fiscal year, computed in accordance with FASB ASC 718.
(d)	Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards and option awards held by the PEO as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(e)	Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award and option award held by the PEO that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(f)	Represents the aggregate fair value as of the last day of the prior fiscal year of the PEO’s stock awards and option awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.

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Table B

NEO Average
				Fiscal Year	Fiscal Year
			Fiscal 2023	2022	2021
	Summary Compensation Table – Total Compensation	(a)	$698,916	$1,437,464	$919,011
-	(Minus) Grant Date Fair Value of Equity Awards Granted in Fiscal year	(b)	$(310,778)	$(684,225)	$(420,535)
+	Plus Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in Fiscal Year	(c)	$238,218	$332,569	$966,038
+/-	Plus (Minus) Change in Fair Value of Outstanding and Unvested Equity Awards Plus (Minus) Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years (d) $(100,083) Granted in Prior Fiscal Years	(d)	$(100,083)	$(475,494)	$526,285
+/-	Plus (Minus) Change in Fair Value as of Vesting Date of Equity Awards Granted in Prior Fiscal years for Which Application Vesting Conditions Were Satisfied During Fiscal year	(e)	$(56,493)	$(142,429)	$242,161
-	(Minus) Fair Value as of Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(f)	-	-	-
=	Compensation Actually Paid		$469,781	$467,884	$2,232,959
(a)	Represents the average Total Compensation as reported in the Summary Compensation Table for the reported NEOs in the indicated fiscal year.
(b)	Represents the average aggregate grant date fair value of the stock awards and option awards granted to the reported NEOs during the indicated fiscal year, computed in accordance with FASB ASC 718.
(c)	Represents the average aggregate fair value as of the indicated fiscal year-end of the reported NEOs’ outstanding and unvested stock awards and option awards granted during such fiscal year, computed in accordance with FASB ASC 718.
(d)	Represents the average aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards and option awards held by the reported NEOs as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(e)	Represents the average aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award and option award held by the reported NEOs that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(f)	Represents the average aggregate fair value as of the last day of the prior fiscal year of the reported NEOs’ stock awards and option awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.

Description of Relationship Between Pay and Performance

The following graphs demonstrate the relationship between these defined variables for the periods covered in the Pay Versus Performance table:

•	The compensation actually paid to our named executive officers versus our total shareholder return.
•	The compensation actually paid to our named executive officers versus our net income.
•	The compensation actually paid to our named executive officers versus our common stock price.

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Actual Compensation Paid vs. Total Shareholder Return

Actual Compensation Paid vs. Stock Price

Actual Compensation Paid vs. Net Income

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Board Committee Reports and Related Information

REPORT OF THE LEADERSHIP AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS1

We, the Leadership and Compensation Committee of the Board, have reviewed and discussed the Compensation Discussion and Analysis within this proxy statement with Quantum’s management team. Based on such review and discussion, we have recommended to the Board that the CD&A be included as part of this proxy statement.

Submitted by the Leadership and Compensation Committee of the Board of Directors:

Rebecca J. Jacoby	Yue Zhou (Emily)	Donald J. Jaworski
Chair	White

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The Audit Committee of the Board of Directors oversees Quantum’s financial reporting process and internal control structure on behalf of the Board. Management is responsible for preparing and presenting the financial statements and ensuring their integrity and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed and discussed Quantum’s Fiscal 2023 audited financial statements with management.

Quantum’s independent auditors are responsible for expressing an opinion regarding whether Quantum’s consolidated financial statements conform with generally accepted accounting principles and the effectiveness of the Company’s control over financial reporting.

The Audit Committee determined that it fulfilled its charter responsibilities during Fiscal 2023. Management represented to the Audit Committee that Quantum’s Fiscal 2023 consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed them with the

Company’s independent registered public accounting firm (the Firm). This review included discussing with management the:

•	Quality and acceptability of Quantum’s accounting principles.

•	Reasonableness of significant estimates and judgments.

•	Clarity of disclosure.

The Audit Committee reviewed with the Firm those matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees, and the SEC. The Firm provided the Audit Committee with the written disclosures and letter from auditors mandated by applicable PCAOB requirements, including the:

•	Independent accountant’s communications with the Audit Committee concerning independence; and

•	Firm’s own independence.

In reliance on these reviews and discussions and the report of the Firm, the Audit Committee has recommended to the Board, and the Board has approved, filing with the SEC the audited consolidated financial statements in Quantum’s Annual Report on Form 10-K for the year ended March 31, 2023.

Submitted by the Audit Committee of the Board of Directors:

Marc E. Rothman	Rebecca J. Jacoby	Hugues Meyrath
Chair

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Armanino LLP resigned as Quantum’s independent registered public accounting firm on July 21, 2023. Armanino LLP’s audit reports on Quantum’s consolidated financial statements as of and for the fiscal years ended March 31, 2022 and 2023 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

1This report shall not be deemed soliciting material or filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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During the fiscal years ended March 31, 2022 and 2023, there were no:

•	Disagreements with Armanino on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Armanino’s satisfaction, would have caused Armanino to make reference to the subject matter thereof in connection with its reports for such periods; or

•	Reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

No accountant has been selected or recommended to our shareholders for election, approval, or ratification for fiscal year 2024 as our management and Audit Committee continue their evaluation. As a result, the Company does not expect representatives of Armanino LLP, or any other independent accounting firm, to be present at the Annual Meeting, unless the Audit Committee determines to retain an independent accounting firm for fiscal year 2024 prior to the Annual Meeting.

Independent Registered Public Accounting Firm Fees and Services

The following table details the fees billed by Armanino LLP for Fiscal 2023 and fiscal year 2022, including out of pocket expenses.

Audit Fees

Armanino LLP audit fees include the aggregate fees incurred for auditing Quantum’s annual consolidated financial statements and reviewing the quarterly consolidated financial statements included in Quantum’s Quarterly Reports on Form 10-Q.

Audit-Related Fees

Audit-related fees include the aggregate fees incurred for Armanino LLP’s work related to our Fiscal 2023 filings of Registration Statements on Form S-3 and

Form S-8, as well as the rights offering.

Tax Fees

Tax fees paid to Armanino LLP relate to tax consulting services.

Preapproval Policies and Procedures

The Audit Committee annually preapproves, on a general approval schedule, appropriate audit, audit-related, and tax services the Firm may perform for Quantum, in accordance with its policy and applicable legal requirements. The Audit Committee preapproved all Fiscal 2023 services to avoid potential conflicts of interest that could arise if the Company received specified non-audit services from the Firm. The Audit Committee reviews and makes changes to the services listed on the general approval schedule annually and as otherwise necessary from time to time.

The Company must notify the Audit Committee when the Firm performs services expected to require more than ten billable hours of the Firm’s senior partner or equivalent time.

The Company must also obtain specific engagement preapproval from the Audit Committee for all services to be performed by the Firm that are not specified on the general approval schedule. The Audit Committee receives all notices and requests regarding the Firm’s performance of services for the Company. The Audit Committee believes the Firm’s provision of services described above is compatible with maintaining the Firm’s independence from the Company.

RELATED PARTY TRANSACTIONS

Quantum is or may be a party to individual and repeating or similar transactions since the beginning of Fiscal 2023, in which:

•	The amounts involved exceeded or may exceed $120,000; and
•	Certain related parties had or will have a direct or indirect material interest.

The Audit Committee has the primary responsibility for reviewing and approving these transactions (Related Party Transactions). We have adopted a formal written policy providing that we may not enter into a Related Party Transaction without the Audit Committee’s consent.

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Related parties include:

Executive Officers

Directors or Director Nominees

Beneficial Owners of More Than 5% of our Common Stock

Any of Their Immediate Family Members or Household Occupants

Any Entity in Which Any of Them Are Employed, a General Partner or Principal, or Has a 5% or Greater Beneficial Interest

In approving or rejecting any Related Party Transaction, the Audit Committee identifies and considers relevant and available facts and circumstances, including:

•	Whether the transaction terms are no less favorable than those generally available to an unaffiliated third party under the same or similar circumstances.
•	The extent of the related party’s interest in the transaction.

The Audit Committee has determined that certain transactions will be considered preapproved, even if the value exceeds $120,000, when they involve:

Executive Officer Employment Agreements

Director Compensation

Transactions Generally Available to All Employees

All Holders of Common Stock Receiving the Same Benefits on a Pro-Rata Basis

Quantum’s Fiscal 2023 Related Party Transactions, to the extent they currently exist or are otherwise planned, are described below.

Rights Offering

We conducted a rights offering that opened in March 2022 and closed in April 2022, raising net proceeds of approximately $66.1 million. PIMCO participated in the rights offering as a committed investor. As Mr. Neumeyer is a PIMCO portfolio manager, he has an indirect material interest in PIMCO’s investment.

Employment and Indemnification Agreements

We have entered into employment agreements with certain of our current executive officers, described in Change of Control Severance Policy, Employment Agreements, and Severance Agreements. We have also executed indemnification agreements with certain of our current and former directors and officers. Those agreements, along with our amended and restated certificate of incorporation and Bylaws, require us to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to applicable exclusions described in those documents.

Equity Award Grants to Directors and Executive Officers

We have granted RSUs and PSUs as described under Corporate Governance, Compensation Discussion and Analysis, and Fiscal 2023 Compensation Tables.

Debt Refinancing

In June 2023, we entered into additional and amended debt financing agreements with our then-existing lenders, including PIMCO, including an additional senior secured last-out term loan of $15 million. The Audit Committee and the Company completed an analysis of the independence and fairness of the transaction and Mr. Neumeyer recused himself from the Board’s approval of the refinancing terms and requirements.

Other Transactions

Other than as explained above, since April 1, 2022, we have not entered into any Related Party Transactions, nor are any currently proposed. We believe the terms of the transactions described above were comparable to those we could have obtained in arm’s-length negotiations with unrelated third parties.

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Delinquent Section 16(a) Reports

Our directors and executive officers are required to file Quantum securities ownership reports on Form 4 with the SEC, and to provide us with copies. Based on the Form 4s we filed on behalf of our executive officers, our review of the Form 4s we otherwise received, and certain written representations that all required reports were filed, we believe that all of our directors and executive officers complied with the Form 4 reporting requirements applicable to them in Fiscal 2023, except the following exceptions caused by delays in obtaining requested CIK and/or CCC codes:

•	A Form 4 for Mr. Jaworski required to be filed by November 15, 2022 was not filed until November 17.
•	A Form 4 for Mr. Meyrath required to be filed by November 15, 2022 was not filed until November 28.

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Information Concerning Solicitation, Voting, and Communication

GENERAL INFORMATION

These proxy materials are provided on behalf of the Board in connection with its solicitation of your proxy for use at the Annual Meeting. The date, time, and purpose of the Annual Meeting are set forth in the Notice of Annual Meeting of Shareholders.

NOTICE AND ACCESS

To increase efficiency and reduce environmental impact, we have chosen to provide access to our proxy materials via the Internet.

RECORD DATE AND OUTSTANDING SHARES

Shareholders of record at the close of business on the Record Date are entitled to notice of, and vote at, the Annual Meeting. On the Record Date, 94,437,458 shares of Quantum common stock were issued and outstanding. The Company has no other voting securities entitled to vote at the Annual Meeting.

VOTING PROCEDURES

Cumulative Voting

Each share of common stock is entitled to one vote on matters other than electing directors. When voting on the election of directors, shareholders may cumulate their votes. Cumulative voting means that a shareholder may vote the total of their eligible shares multiplied by the number of the directors to be elected. For example, if you own 100 shares of common stock, and there are five directors to be elected at the Annual Meeting, you could cast a total of 500 votes among as many or as few of the five director nominees as you choose.

If you choose to cumulate your votes, you will need to submit a paper proxy card that explicitly states your written intent to do so. Contact your broker, bank, or nominee if you hold shares beneficially and wish to cumulate votes. You will not be able to submit cumulative voting instructions by telephone or the Internet.

If you vote by proxy or voting instruction card and sign your card without further instructions, Quantum proxy holders James J. Lerner and Brian E. Cabrera may, in their sole discretion, cumulate and cast your votes in favor of electing some or all of the applicable director nominees, excluding any nominee for which you decline to vote or choose to abstain.

Submitting Proxies

Shareholders of record may submit proxies online or by phone by following the instructions on the proxy card included with these materials. If you requested printed proxy materials, you should complete, sign, and date the enclosed proxy card and return it in the prepaid envelope provided. Shareholders who hold shares beneficially in street name may vote according to the instructions provided by their broker, bank, or nominee. Shareholders may also vote in person by attending the Annual Meeting while the polls are open.

Revocability of Proxies

Any person who gives a proxy pursuant to this solicitation may revoke it at any time before it is voted. Proxies may be revoked by:

•	Filing with the Company’s Secretary before voting commences at the Annual Meeting a written notice of revocation dated later than the original proxy;

•	Properly executing to the Company’s Secretary before voting commences a later-dated proxy relating to the same shares; or

•	Voting on a later date via telephone, the Internet, or in person at the Annual Meeting.

Quorum and Abstentions

A majority of the shares of common stock issued and outstanding on the Record Date will constitute a quorum for conducting business at the Annual Meeting. Abstentions are counted for the purpose of determining the presence of a quorum.

Abstentions will have no effect on the outcome of proposals requiring approval by a majority of the votes cast. Abstentions will count as votes against proposals requiring approval by a majority of the shares present and entitled to vote.

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Record holders of common stock held in brokerage accounts for clients who beneficially own the shares but do not provide voting instructions have the discretion to vote uninstructed shares on certain matters but not others. Accordingly, a broker who does not receiving voting instructions from a beneficial owner may vote on discretionary matters but not on those that are non-discretionary. Proposals 1 – 5 are non-discretionary. If your shares are held by a broker, you must provide them with voting instructions or your votes on Proposals 1 - 5 will not be counted.

Majority Voting Policy

The Board believes it is in Quantum’s and our shareholders’ best interests to maintain a majority voting policy regarding uncontested director elections, providing additional director accountability to our shareholders. A majority of votes cast (Majority) means that the number of shares voted for a director exceeds the number of votes cast against the director.

Shareholders may vote for, against, or abstain from voting on any proposal.

In an uncontested election, a director nominee will be elected to the Board if he or she receives a vote Majority. However, at any shareholders meeting for which:

•	The Corporate Secretary receives notice that a shareholder has nominated a candidate for election to the Board in compliance with our Bylaws; and

•	The nomination has not been withdrawn on or before the date ten days before we file our definitive proxy statement for the shareholders meeting, directors will be elected by a plurality of votes cast.

Proposal 1: Election of Directors requires Majority approval. If a director nominee does not receive a vote Majority, he or she will not be elected, creating a vacancy on the Board. Following the Annual Meeting, the Board may address the vacancy in accordance with the Company’s Bylaws.

All other proposals require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter. While Proposals 4 and 5 are advisory only, the Board considers shareholder input to be important and will take into account the outcome of the vote when evaluating future executive compensation programs.

Attending the Annual Meeting

All shareholders are cordially invited to attend the Annual Meeting remotely using the provided instructions. However, you are urged to submit your proxy in advance of the meeting. If you vote by ballot at the Annual Meeting, you will revoke any previous vote submitted. If you hold your shares through a broker, bank, or nominee, you will need to obtain their proxy prior to voting at the Annual Meeting.

IT IS IMPORTANT TO PROMPTLY RETURN ALL PROXIES. THE BOARD URGES YOU TO VOTE VIA THE INTERNET OR BY TELEPHONE ACCORDING TO THE INSTRUCTIONS PROVIDED ON THE NOTICE OF INTERNET AVAILABILITY. IF YOU RECEIVED PRINTED MATERIALS, YOU MAY SIGN, DATE, AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOUR VOTE IS IMPORTANT NO MATTER HOW MANY OR FEW SHARES OF COMMON STOCK YOU HOLD.

HOUSEHOLDING

The SEC allows satisfying proxy material delivery requirements by householding, which occurs when a single proxy statement is delivered to two or more shareholders sharing the same address.

Quantum and some brokers may household proxy materials unless contrary instructions have been provided by at least one of the affected shareholders. If you would like to begin or end householding, please contact +1 (866) 612-8937. Registered shareholders may also contact Quantum Investor Relations at +1 (949) 224-3874, and beneficial owners holding shares in street name may contact their brokers. We will promptly deliver a separate copy of the proxy statement after receiving the request.

Each shareholder who participates in householding will continue to be able to access or receive a separate proxy card.

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SOLICITATION

Quantum will bear the cost of soliciting proxies, including preparing, assembling, hosting, printing, and mailing of the proxy materials.

The Company may also reimburse brokerage firms and other representatives of beneficial owners for their expenses in forwarding materials. Proxies may be solicited by certain of the Company’s directors and officers personally or by telephone, email, or other methods, without additional compensation. We have engaged Alliance Advisors LLC (Alliance) to assist with the soliciting proxies for an estimated fee of $15,000 plus expense reimbursement. We have agreed to indemnify Alliance against potential certain liabilities arising from our agreement with Alliance.

IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE VOTE IN ACCORDANCE WITH EACH CARD TO ENSURE ALL SHARES OF YOUR COMMON STOCK ARE VOTED.

COMMUNICATING WITH THE COMPANY

If you would like to receive information about Quantum at no cost, please contact:

Quantum Corporation Attn: Corporate Secretary 224 Airport Parkway, Suite 550 San Jose, CA 95110

Shareholders and other interested parties may also contact the Board, its Chair, or our directors individually or as a group by emailing quantum.board@quantum.com or by writing to them at the mailing address above. Communications intended specifically for the Chair or independent directors should be directed to the Chair’s attention.

Anyone wishing to contact the Board or its Chair, a committee member, or any of our independent directors regarding a concern about Quantum’s conduct or about questionable accounting, internal accounting controls, or auditing matters, may do so anonymously by toll-free telephone at +1 (800) 461-9330 or via the Internet at app.convercent.com/en-us/LandingPage/4e23dc2d-ab06-ec11-a983-000d3ab9f062.

The anonymous reporting resources are operated by Convercent, an external third-party vendor that has trained professionals to take reports in confidence and distribute them to the appropriate contacts for proper handling. Reports received will be addressed in an appropriate manner.

SHAREHOLDER PROPOSALS FOR OUR 2024 ANNUAL MEETING

Shareholders may submit proposals for consideration at future shareholder meetings, including next year’s 2024 annual meeting. Any proposal submitted must meet the applicable requirements of Delaware law, the rules and regulations of the SEC, and contain the information specified in the Company’s Bylaws, in order to be eligible to be included in the proxy materials for, or to be brought before, the 2024 annual meeting. Proposals must be submitted in writing to the attention of the Corporate Secretary, Quantum Corporation, 224 Airport Parkway, Suite 550, San Jose, California, 95110.

SEC regulations require that shareholders who wish to have a proposal considered for inclusion in the Company’s proxy materials for the 2024 annual meeting submit their proposal by April 4, 2024. These proposals must also comply with the SEC’s Exchange Act Rule 14a-8 shareholder proxy proposal submission rules. Proposals we receive after that date will not be included in the proxy statement.

A director nomination or shareholder proposal not included in the proxy statement for the 2024 annual meeting will not be eligible for presentation at the meeting unless the shareholder gives timely notice of the nomination or proposal. To be timely, our Bylaws provide that we must have received the shareholder’s notice not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mail our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth

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day following the day on which a public announcement of the date of such annual meeting is first made. Shareholders who wish to bring business before the 2024 annual meeting or to nominate a person for election as a director without being included in the 2024 proxy materials must submit their proposal no earlier than May 19, 2024 and no later than June 18, 2024. Shareholders who intend to solicit proxies in support of director nominees other than our nominees for the 2024 annual meeting of shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Quantum’s director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than the Company with the required notice by July 14, 2024.

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Appendix A

QUANTUM CORPORATION 2023 LONG-TERM INCENTIVE PLAN

(Adopted on July 23, 2023)

1.         Purposes of the Plan; Award Types. The purposes of this Plan are to attract, retain and incentivize the best available personnel for positions of substantial responsibility, and to promote the success of the Company’s business. The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, and Performance Awards.

2.         Definitions. As used herein, the following definitions will apply:

(a)       “Administrator” has the meaning set forth in Section 4(a) of the Plan.

(b)       “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

(c)       “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of Shares under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and, only to the extent applicable with respect to an Award or Awards, the tax, securities, exchange control, and other laws of any jurisdictions other than the United States where Awards are, or will be, granted under the Plan. Reference to a section of an Applicable Law or regulation related to that section shall include such section or regulation, any valid regulation issued under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(d)       “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards.

(e)       “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f)        “Board” means the Board of Directors of the Company.

(g)       “Change in Control” means the occurrence of any of the following events:

(i)        A change in the ownership of the Company that occurs on the date that any one person, or more than one person acting as a group (a “Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), (1) the acquisition of beneficial ownership of additional stock by any one Person who is considered to beneficially own more than fifty percent (50%) of the total voting power of the stock of the Company at the time of the acquisition if the additional stock will not be considered a Change in Control; and (2) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities;

(ii)       A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if

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any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)      A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

A transaction will not be deemed a Change in Control (x) unless the transaction qualifies as a change in control event within the meaning of Section 409A, or (y) if its primary purpose is to (A) change the jurisdiction of the Company’s incorporation, or (B) create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h)        “Code” means the Internal Revenue Code of 1986, as amended.

(i)         “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4(a) of the Plan.

(j)         “Common Stock” means the common stock of the Company.

(k)        “Company” means Quantum Corporation, a Delaware corporation, or any successor thereto.

(l)         “Company Group” means the Company, any Parent or Subsidiary of the Company, and any Affiliate.

(m)       “Consultant” means any person engaged by a member of the Company Group to render bona fide services to such entity. A Consultant must be a person to whom the issuance of Shares registered on Form S-8 under the Securities Act is permitted.

(n)        “Director” means a member of the Board.

(o)        “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p)        “Dividend Equivalent” means a credit, made at the discretion of the Administrator or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by a Restricted Stock Unit (including a Restricted Stock Unit granted as a Performance Award) held by such Participant.

(q)        “Effective Date” has the meaning provided in Section 18 of the Plan.

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(r)         “Employee” means any person, including officers and Directors, employed by the Company or any member of the Company Group. However, with respect to Incentive Stock Options, an Employee must be employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(s)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t)         “Exchange Program” means a program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer for value any outstanding Awards to a financial institution or other person or entity selected by the Administrator (excluding for bona fide estate planning purposes as approved by the Administrator), and/or (iii) the exercise price of an outstanding Award is reduced (for example, the downward “repricing” of an underwater stock option). The term Exchange Program excludes any action permitted under Section 14 of the Plan. The Administrator will determine the terms and conditions of any Exchange Program in its discretion, but only to the extent permitted by the Company’s stockholders.

(u)        “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)        If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)       If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in the Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)      In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the foregoing, if the determination date for the Fair Market Value occurs on a weekend, holiday, or other day other than a Trading Day, the Fair Market Value will be the price as determined under subsections (i) or (ii) above on the immediately preceding Trading Day, unless otherwise determined by the Administrator. In addition, for purposes of determining the Fair Market Value of shares for any reason other than the determination of the Exercise Price of Options or Stock Appreciation Rights, Fair Market Value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. Note that the determination of Fair Market Value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(v)        “Fiscal Year” means the fiscal year of the Company.

(w)      “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(x)        “ISO Limit” has the meaning provided in Section 3(c) of the Plan.

(y)        “Maximum Share Limit” has the meaning provided in Section 3(a) of the Plan.

(z)        “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

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(aa)      “Option” means a stock option granted pursuant to the Plan.

(bb)     “Outside Director” means a Director who is not an Employee or Consultant.

(cc)     “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(dd)     “Participant” means the holder of an outstanding Award.

(ee)     “Performance Award” means an Award granted pursuant to Section 11 of the Plan which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be cash- or stock-denominated and may be settled for cash, Shares, or other securities or a combination of the foregoing.

(ff)       “Plan” means this 2023 Long-Term Incentive Plan.

(gg)     “Prior Plan” means the Quantum Corporation Amended and Restated 2012 Long-Term Incentive Plan.

(hh)     “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(ii)       “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value (of one Share or a cash amount), granted pursuant to Section 9 of the Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(jj)       “Section 409A” means Section 409A of the Code.

(kk)     “Securities Act” means U.S. Securities Act of 1933, as amended.

(ll)       “Service Provider” means an Employee, Director or Consultant. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be a Service Provider and the effective date of such individual’s status as, or cessation of status as, a Service Provider. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(mm)   “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(nn)     “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 10 of the Plan is designated as a Stock Appreciation Right.

(oo)     “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(pp)     “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company Group or with which a member of the Company Group combines.

(qq)     “Tax Obligations” means tax and social insurance liability obligations and requirements in connection with the Awards, including (i) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the employing Affiliate, (ii) the Participant’s and, to the extent required by the Company (or Affiliate), the Company’s (or Affiliate’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of an Award or sale of Shares, and (iii) any other Company (or Affiliate) taxes or social insurance liabilities the

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responsibility for which the Participant has, or has agreed to bear, with respect to such Award (or exercise thereof or issuance of Shares thereunder).

(rr)       “Trading Day” means a day on which the primary stock exchange or national market system (or other trading platform, as applicable) on which the Common Stock trades is open for trading.

3.	Stock Subject to the Plan.

(a)       Stock Subject to the Plan. Subject to the provisions of Section  14 of the Plan regarding adjustments, the maximum aggregate number of Shares that may be issued under the Plan is 6,000,000 plus (i) any Shares that, as of the date stockholders initially approve the Plan (the “Approval Date”), have been reserved but not issued pursuant to any awards granted under the Prior Plan and are not subject to any awards granted thereunder, and (ii) any Shares subject to awards granted under the Prior Plan that, after the Approval Date (x) expire or otherwise terminate without having been vested or exercised in full, (y) are forfeited to or repurchased by the Company due to failure to vest, and (z) would have, but for the termination of the Prior Plan, again become available for future use under the terms of the Prior Plan (the “Maximum Share Limit”). Notwithstanding the foregoing, the maximum number of Shares to be added to the Plan pursuant to clauses (i) and (ii) of the prior sentence shall be equal to 5,957,921 Shares. The Shares may be authorized but unissued Common Stock, or Common Stock issued and then reacquired by the Company.

(b)	Share Recycling.

(i)        If an Option or SAR expires or becomes unexercisable without having been exercised in full or is surrendered pursuant to an Exchange Program, the unpurchased Shares subject to the Option or SAR will become available for future issuance under the Plan. Upon exercise of a SAR settled in Shares, the gross number of Shares covered by the portion of the Award so exercised, whether or not actually issued pursuant to such exercise will cease to be available under the Plan.

(ii)       Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that unvested Shares issued pursuant to Awards that are reacquired by the Company or are forfeited to the Company due to failure to vest will become available for future issuance under the Plan.

(iii)      Shares used to pay the exercise price or purchase price of an Award will not become available for future grant and/or sale under the Plan. Shares purchased in the open market with proceeds from Option exercises will not become available for issuance under the Plan.

(iv)      Shares used to satisfy the Tax Obligations related to an Award of Restricted Stock or Restricted Stock Units will not become available for future grant or sale under the Plan. Shares used to satisfy the Tax Obligations under an Option or SAR will not become available for future grant or sale under the Plan.

(v)      If any portion of an Award is paid to a Participant in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.

(c)       Incentive Stock Option Limit. Subject to adjustment as provided in Section 14 of the Plan, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the Maximum Share Limit.

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(d)        Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Maximum Share Limit (nor will Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.

(e)        Reservation of Shares; Fractional Shares. The Company shall at all times reserve a number of Shares sufficient to cover the Company’s obligations and contingent obligations to deliver Shares with respect to Awards then outstanding under the Plan (exclusive of any obligations to the extent the Company has the right to settle such rights in cash). Unless the Administrator provides otherwise, no fractional Shares shall be issuable pursuant to the exercise or settlement of Awards under the Plan. The Administrator shall also have the authority to determine whether fractional Shares shall be rounded down or a cash payment shall be made in lieu of fractional Shares.

4.	Administration of the Plan.

(a)        Administrator. The Plan will be administered by the Board or a Committee consisting of two or more directors of the Company (the “Administrator”). The Board will retain the authority to concurrently administer the Plan with a Committee and may revoke the delegation of some or all authority previously delegated. In addition, to the extent required by the Board, the composition of a Committee responsible for administering the Plan will satisfy such requirements of the New York Stock Exchange or the Nasdaq Stock Market, as applicable, and as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 under the Exchange Act.

(b)        Delegation. To the extent permitted by Applicable Laws, the Board or the Committee may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards, and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board or the Committee shall specify the total number of Awards that such officers may so award. This delegation may be revoked at any time by the Administrator.

(c)        Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, any limitations specified by the Board, and any requirements imposed by Applicable Laws, the Administrator will have the authority, in its sole discretion, to construe and interpret the terms of the Plan and make any determinations and perform any actions deemed necessary or advisable to administer the Plan, including:

(i)        to determine the Fair Market Value;

(ii)       to select the Service Providers to whom Awards may be granted hereunder;

(iii)       to determine the number of Shares to be covered by each Award granted hereunder;

(iv)       to approve forms of Award Agreements for use under the Plan;

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(v)       to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the method of payment for Shares purchased under any Award, the method for satisfaction of any Tax Obligation arising in connection with an Award, the time or times when Awards may be exercised or settled (which may be based on performance criteria), whether an Award will be settled in Shares, cash or a combination thereof, any vesting acceleration or waiver of forfeiture restrictions, and any restriction, limitation or requirement regarding any Award or the Shares relating to an Award (for example, any holding period or ownership requirement);

(vi)      to institute and determine the terms and conditions of any Exchange Program with the consent of the Company’s stockholders;

(vii)   to establish, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying or facilitating compliance with applicable foreign laws, easing the administration of the Plan and/or for qualifying for favorable tax treatment under applicable foreign laws;

(viii)    to interpret, modify or amend each Award (subject to Section 21 of the Plan);

(ix)      to allow Participants to satisfy Tax Obligations in such manner as prescribed in Section 18 of the Plan;

(x)     to delegate ministerial duties to any of the Company’s employees, and to authorize any person to take any steps and execute, on behalf of the Company, any documents required for an Award previously granted by the Administrator to be effective;

(xi)      to allow a Participant, in compliance with all Applicable Laws (including Section 409A), to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(xii)     to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(xiii)    to temporarily suspend the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes, including in connection with Section 16 of the Plan, provided that, unless prohibited by Applicable Laws, such suspension not in connection with a transaction described under Section 16 of the Plan shall be lifted not less than ten (10) Trading Days before the last date that the Award may be exercised;

(xiv)    to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award deemed necessary or advisable for administering the Plan.

(d)       Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and shall be given the maximum deference permitted by Applicable Law.

5.	Eligibility and Award Limitations.

(a)       Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Performance Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees of the Company or Parent or Subsidiary of the Company.

(b)       Fiscal Year Limit on Employee/Consultant Awards. Subject to adjustment as provided in Section 14 of the Plan, during any Fiscal Year, no Employee or Consultant will be granted:

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(i)        Options and/or SARs (including Performance Awards structured as Options or SARs) covering more than a total of 1,000,000 Shares; provided, however, that in connection with his or her initial employment or engagement, such Participant may be granted Options and/or SARs covering an additional 1,000,000 Shares in the Fiscal Year in which his or her service first commences;

(ii)       Restricted Stock and/or Restricted Stock Units (including Performance Awards structured as Restricted Stock or Restricted Stock Units) covering more than 750,000 Shares; provided, however, that in connection with his or her initial employment or engagement, such Participant may be granted Restricted Stock or Restricted Stock Units covering up to a total of 750,000 additional Shares in the Fiscal Year in which his or her service first commences; and

(iii)     Cash-denominated Performance Awards having an initial value greater than $10,000,000; provided, however, that in connection with his or her initial employment or engagement, such Participant may be granted additional cash-denominated Performance Awards in the Fiscal Year in which his or her service first commences having an initial value no greater than an additional $10,000,000.

(c)       Fiscal Year Limit on Outside Director Awards. Subject to adjustment as provided in Section 14 of the Plan, no Outside Director may be granted, in any Fiscal Year, Awards (the value of which will be based on their grant date fair value determined in accordance with generally accepted accounting principles) which, in the aggregate, exceed $500,000, provided that such amount is increased to $750,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, will be excluded for purposes of applying the preceding limit.

6.	Stock Options.

(a)       Stock Option Award Agreement. Each Option will be evidenced by an Award Agreement that will specify the number of Shares subject to the Option, per share exercise price, its expiration date, and such other terms and conditions as the Administrator determines. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. An Option not designated as an Incentive Stock Option is a Nonstatutory Stock Option.

(b)       Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than seven (7) years from the date of grant hereof. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)	Option Exercise Price and Consideration.

(i)                                 Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)       In the case of an Incentive Stock Option

(A)                                                      granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B)                                                      granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)                                           In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

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(3)    Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)        Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)       Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a cashless exercise program (whether through a broker, net exercise program or otherwise) implemented by the Company in connection with the Plan; (6) by reduction in the amount of any Company liability to the Participant, (7) by net exercise; (8) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (9) any combination of the foregoing methods of payment.

(d)        Exercise of Option.

(i)         Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends, Dividend Equivalents or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend, Dividend Equivalent or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)       Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for ninety (90) days following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Award Agreement, this Plan or the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)     Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for

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twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)        Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(e)        Tolling of Expiration. If exercising an Option prior to its expiration is not permitted because of Applicable Laws, other than the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted, the Option will remain exercisable until thirty (30) days after the first date on which exercise no longer would be prevented by such provisions; provided, however, that this tolling of expiration shall not apply if and to the extent the holder of such Option is a United States taxpayer and the tolling would result in a violation of Section 409A such that the Option would be subject to additional taxation or interest under Section 409A. If this would result in the Option remaining exercisable past its Expiration Date, then unless earlier terminated pursuant to Section 16 of the Plan relating to a merger or Change in Control, the Option will remain exercisable only until the end of the later of (x) the first day on which its exercise would not be prevented by Section 22(a) of the Plan relating to legal compliance and (y) its expiration date.

(f)         Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. If for any reason an Option (or portion thereof) designated as an Incentive Stock Option shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonstatutory Stock Option granted under the Plan. Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(g)        No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

7.	Restricted Stock.

(a)        Restricted Stock Award Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the number of Shares subject to the Award of Restricted Stock and such other terms and conditions as the Administrator determines. For the avoidance of doubt, Restricted Stock may be granted without any vesting requirements (e.g., vested stock bonuses). Unless the Administrator determines otherwise, Shares of Restricted Stock will be held in escrow while unvested.

(b)        Transferability. Except as provided in this Section 7 or Section 12 of the Plan, or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable vesting period (if any).

(c)        Escrow; Other Restrictions. Restricted Stock may be granted with or without any vesting requirements (e.g., vested stock bonuses). Unless the Administrator determines otherwise, Shares of Restricted Stock will be held in escrow while unvested. The Administrator, in its sole discretion, may impose prior to grant, such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate. Unless the Administrator determines otherwise, the Company as escrow agent will hold

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Shares of Restricted Stock until the restrictions on such Shares, if any, have lapsed. Shares of Restricted Stock will be released from escrow as soon as practicable after the last day of the vesting period or at such other time as the Administrator may determine.

(d)        Voting Rights. During the vesting period, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(e)        Dividends and Other Distributions. During the vesting period, Participants holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. Any such dividends or other distributions credited/payable in connection with Shares of Restricted Stock that are not yet vested will be subject to the same restrictions and risk of forfeiture as the underlying Award and will not be paid until the underlying Award vests. At the Administrator’s discretion, the Restricted Stock Award Agreement may require that the holder of Restricted Stock invest any cash dividends received in additional Shares of Restricted Stock. Such additional Shares of Restricted Stock shall be subject to the same conditions as the Award with respect to which the dividend was paid. Shares of Restricted Stock may not receive Dividend Equivalents.

(f)         Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and, subject to Section 3 of the Plan, again will become available for grant under the Plan.

8.	Restricted Stock Units.

(a)        Restricted Stock Unit Award Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the number of Restricted Stock Units subject to the Award and such other terms and conditions as the Administrator determines.

(b)        Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.

(c)        Form and Timing of Payment. Payment of vested Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement; provided, however, that the timing of payment shall in all cases comply with Section 409A to the extent applicable to the Award. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(d)        Voting Rights. Participants shall have no voting rights with respect to Shares represented by Restricted Stock Units until the date of the issuance of such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

(e)        Dividend Equivalent Rights. An award of Restricted Stock Units may, at the Administrator’s discretion, include a right to Dividend Equivalents. Such right, if awarded, entitles the Participant to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. Settlement of Dividend Equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Dividend Equivalents may also be converted into additional Restricted Stock Units at the Administrator’s discretion. Dividend Equivalents shall not be distributed prior to settlement of the Restricted Stock Unit to which the Dividend Equivalents pertain. Prior to distribution, any Dividend Equivalents shall be subject to the same conditions and restrictions (including any forfeiture conditions) as the Restricted Stock Units to which they attach. The value of Dividend Equivalents payable or distributable with respect to any unvested Restricted Stock Units that do not vest will be forfeited. Any entitlement to Dividend Equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A to the extent applicable to the Participant. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A of the Code.

(f)         Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company and, subject to Section 3 of the Plan, again will become available for grant under the Plan.

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9.	Stock Appreciation Rights.

(a)        Stock Appreciation Right Award Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the number of Shares subject to the Stock Appreciation Right, its per share exercise price, its expiration date, and such other terms and conditions as the Administrator determines.

(b)        Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan. Until Shares are issued in respect of a Stock Appreciation Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends, Dividend Equivalents or any other rights as a stockholder will exist with respect to the Shares subject to a Stock Appreciation Right.

(c)        Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 7(a) of the Plan relating to the maximum term and Sections 7(c) and 7(d) of the Plan relating to exercise also will apply to Stock Appreciation Rights.

(d)        Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)         The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)        The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.	Performance Awards.

(a)        Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify the period during which any performance objectives or other vesting provisions will be measured (the “Performance Period”), and such other terms and conditions as the Administrator determines. Each Performance Award’s threshold, target, and maximum payout values (as applicable) will be established by the Administrator on or before the grant date of the Award.

(b)        Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions in its discretion which, depending on the extent to which they are met, will determine the number of Shares or value of the payout for the Performance Award. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (such as Company-wide, departmental, divisional, business unit, or individual goals), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion. Performance Awards that are Restricted Stock Units may contain Dividend Equivalent rights, subject to the provisions of Section 8(e) of the Plan.

(c)        Earning Performance Awards. After the applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout of the number of Shares or cash, as applicable, earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved.

(d)        Form and Timing of Payout. Payment of earned Performance Awards will be made at the time(s) specified in the Award Agreement. Payment with respect to earned Performance Awards will be made in cash, in Shares of equivalent value,

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or any combination of cash and Shares, with the determination of form of payment made by the Administrator at the time of grant (unless otherwise provided in the Award Agreement).

(e)        Cancellation of Awards. On the date set forth in the Award Agreement, all unearned or unvested Shares subject to a Performance Award will be forfeited to the Company, and, subject to Section 3 of the Plan, again will be available for grant under the Plan.

11.       Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Law, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence, such that vesting shall cease on the first day of any such unpaid leave of absence and shall only recommence upon return to active service. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and any member of the Company Group. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6)  months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

12.       Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant (or the Participant’s guardian or legal representative). If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

13.       Capitalization Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property, but excepting normal cash dividends), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, the numerical Share limits in Section 3 of the Plan and the per person numerical Share limits in Section 6 of the Plan. Adjustments to Awards and the grant of new Awards (including, but not limited to, substitute Awards) under this Section 14 will not count against the per person numerical Share or dollar limits in Section 6 of the Plan. Any fractional share resulting from an adjustment pursuant to this Section  14 shall be rounded down to the nearest whole number, and in no event may the exercise or purchase price under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award.

14.       Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised (with respect to an Option or SAR) or vested (with respect to an Award other than an Option or SAR), an Award will terminate immediately prior to the consummation of such proposed action.

15.	Merger or Change in Control.

(a)        General. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control (a “Transaction”), each outstanding Award will be treated as the Administrator determines (subject to the provisions of this Section) without a Participant’s consent, including that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (or an affiliate thereof). The Administrator will not be required to treat all Awards or portions thereof similarly in the Transaction.

(b)        Continuation or Assumption. An Award will be considered assumed if, following the Transaction, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Transaction by holders of Common Stock for each Share held on the effective date of the Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the

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Transaction is not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit or Performance Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Transaction. An Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Transaction corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(c)        Non-Continuation. In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in (and have the right to exercise) all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

(d)        Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Awards, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

16.	Tax Matters.

(a)        Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any Tax Obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Tax Obligations.

(b)        Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may designate the method or methods by which a Participant may satisfy such Tax Obligations. As determined by the Administrator in its discretion from time to time, these methods may include one or more of the following (i) paying cash, check, or other cash equivalents, (ii) having the Company withhold otherwise deliverable cash (including cash from the sale of Shares issued to the Participant) or Shares having a Fair Market Value equal to the amount required to be withheld or such greater amount (including up to a maximum statutory amount) as the Administrator may determine or permit if such amount does not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (iii) forcing the sale of Shares issued pursuant to an Award (or exercise thereof) having a Fair Market Value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or a greater amount as the Administrator may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (iv) requiring the Participant to deliver to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld or a greater amount as the Administrator may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (v) requiring the Participant to engage in a cashless exercise transaction (whether through a broker or otherwise) implemented by the Company in connection with the Plan, (vi) having the Company or a member of the Company Group withhold from wages or any other cash amount due or to become due to the Participant and payable by the Company or any a member of the Company Group, or (vii) such other consideration and method of payment to meet Tax Obligations as the Administrator may determine to the extent permitted by Applicable Laws. In all instances, the satisfaction of the Tax Obligations will not result in any adverse accounting consequence to the Company, as the Administrator may determine in its sole discretion. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date the amount of tax to be withheld is calculated or such other date as Administrator determines is

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applicable or appropriate with respect to the Tax Obligation calculation, and will be rounded up to the nearest whole Share, with no refund provided in the U.S. for any value of the Shares withheld in excess of the Tax Obligations as a result of such rounding.

(c)        Compliance With Section 409A. Unless the Administrator determines that compliance with Section 409A is not necessary, it is intended that Awards will be designed and operated so that they are either exempt or excepted from the application of Section 409A or comply with any requirements necessary to avoid the imposition of additional tax under Section 409A(a)(1)(B) so that the grant, payment, settlement, or deferral will not be subject to the additional tax or interest applicable under Section 409A and the Plan and each Award Agreement will be interpreted consistent with this intent. This Section is not a guarantee to any Participant of the consequences of his or her Awards. In no event will the Company have any responsibility, liability or obligation to reimburse, indemnify, or hold harmless Participant for any taxes that may be imposed or other costs that may be incurred, as a result of Section 409A.

17.	Other Plan Terms.

(a)        Electronic Delivery. The Company may deliver by e-mail or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company or another member of the Company Group) all documents relating to the Plan or any Award and all other documents that the Company is required to deliver to its security holders (including prospectuses, annual reports, and proxy statements).

(b)        No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

(c)        Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

(d)        Interpretation and Construction. Captions and titles contained in the Plan are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise. The words “include,” “includes,” and “including” when used in the Plan shall be deemed in each case to be followed by the words “without limitation.”

(e)        Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

18.      Term of the Plan. Unless earlier terminated by the Board, the Plan will become effective July 25, 2023 (the “Effective Date”), subject to stockholder approval as provided in Section 22 of the Plan, and will remain in effect until the tenth anniversary of the Effective Date unless terminated earlier under Section 21 of the Plan.

19.	Amendment and Termination.

(a)       Amendment and Termination of the Plan. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)       Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)       Consent of Participants Generally Required. Subject to subsection (d) below, no amendment, alteration, suspension or termination of the Plan or an Award under it will materially impair the rights of any Participant, unless mutually agreed between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the

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Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(d)        Exceptions to Consent Requirement. A Participant’s rights will not be deemed to have been impaired by any amendment, alteration, suspension, or termination if the Administrator, in its sole discretion, determines that the amendment, alteration, suspension, or termination taken as a whole does not materially impair the Participant’s rights. Subject to any limitations of Applicable Laws, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent even if it does materially impair the Participant’s rights if such amendment is done (i) in a manner specified by the Plan, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iii) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award only because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iv) to clarify the manner of exemption from Section 409A or compliance with any requirements necessary to avoid the imposition of additional tax or interest under Section 409A(a)(1)(B), or (v) to comply with other Applicable Laws.

20.	Conditions Upon Issuance of Shares.

(a)        Legal Compliance. The Company will make good faith efforts to comply with all Applicable Laws related to the issuance of Shares. Shares will not be issued pursuant to an Award, including upon exercise or vesting, as applicable, unless the issuance and delivery of such Shares and exercise or vesting of the Award, as applicable, will comply with Applicable Laws. If required by the Administrator, issuance will be further subject to the approval of counsel for the Company with respect to such compliance. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any Applicable Laws, registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability regarding the failure to issue or sell such Shares as to which such authority, registration, qualification or rule compliance was not obtained and the Administrator reserves the authority, without the consent of a Participant, to terminate or cancel Awards with or without consideration in such a situation.

(b)        Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21.	Forfeiture Events.

(a)        All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) will be subject to any provisions of Applicable Laws providing for the recoupment or clawback of incentive compensation; the terms of any Company recoupment, clawback or similar policy in effect at the time of grant of the Award, and any recoupment, clawback or similar provisions that may be included in the applicable Award Agreement.

(b)        Unless this Section is specifically mentioned and waived in an Award Agreement or other document, no reduction, forfeiture, or recoupment of compensation under a Company clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a member of the Company Group.

22.      Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

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Appendix B

QUANTUM CORPORATION EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated July 25, 2023)

The following constitute the provisions of the Employee Stock Purchase Plan (herein called the “Plan”) of Quantum Corporation (herein called the “Company”).

1.               Purpose. The purpose of the Plan is to provide Employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions or other contributions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code, although the Company makes no undertaking or representation to maintain such qualification. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. In addition, this Plan document authorizes the purchase of Common Stock under a Non-423(b) Component, pursuant to rules, procedures or sub- plans adopted by the Board or a committee appointed by the Board and designed to achieve tax, securities law or other objectives.

2. Definitions.

(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(c)	“Code Section 423(b) Plan” shall mean an employee stock purchase plan which is designed to meet the requirements set forth in Section 423(b) of the Code, as amended. The provisions of the Code Section 423(b) Plan should be construed, administered and enforced in accordance with Section 423(b) of the Code.

(d)	“Common Stock” shall mean the common stock of the Company.

(e)	“Company” shall mean Quantum Corporation, a Delaware corporation.

(f)	“Compensation” shall mean all regular straight time earnings, payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, and commissions (except to the extent that the exclusion of any such items for all participants is specifically directed by the Board or a committee appointed by the Board). The Board or a committee appointed by the Board shall have the power and discretion to (i) change the definition of Compensation for future Offering Periods, and (ii) determine what constitutes Compensation for Employees outside of the United States.

(g)	“Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of: (i) a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than three (3) months or re-employment upon the expiration of such leave is guaranteed by contract or statute; or (ii) notification by the Company of termination under a reduction-in- force. Termination of participation in the Plan in the case of a reduction-in-force shall be considered to have occurred upon the earlier of (x) the end of the employee’s continuation period, or (y) the first (1st) day after the three (3) month period immediately following the cessation of his or her employment services with the Company, provided, in each case, that he or she will not be entitled to participate in any Offering Period for which the Enrollment Date occurs after the cessation of his or her employment services with the Company.

(h)	“Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board or a committee appointed by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(i)	“Employee” shall mean any person, including an officer, who is employed by the Company or one of its Designated Subsidiaries. The Board or a committee appointed by the Board, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date, determine (on a uniform and nondiscriminatory basis or as otherwise permitted

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by Treasury Regulation Section 1.423-2(f)) that the definition of Employee under the Plan or with respect to an Offering will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Board or a committee appointed by the Board in its discretion), (ii) customarily works not more than twenty (20) hours per week or not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Board or a committee appointed by the Board in its discretion), or (iii) is a highly compensated employee under Section 414(q) of the Code.

(j) “Enrollment Date” shall mean, unless otherwise determined by the Board or a committee appointed by the Board, the first Trading Day on or after every February 6 and August 6 of each year.

(k) “Exercise Date” shall mean one or more dates during an Offering on which shares of the Company’s Common Stock may be purchased pursuant to the terms of the Offering.

(l) “Fair Market Value” shall mean, as of any date, the closing sales price of the Common Stock (or the closing bid, if no sales were reported) as quoted on the stock exchange with the greatest volume of trading in Common Stock on the last market trading day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Board or a committee appointed by the Board deems reliable.

(m) “New Exercise Date” shall mean a new Exercise Date if the Board or a committee appointed by the Board shortens any Offering Period then in progress.

(n) “Non-423(b) Component” shall mean the grant of an option under the Plan which is not intended to meet the requirements set forth in Section 423(b) of the Code, as amended.

(o) “Offering” shall mean an offer of an option under the Plan that may be exercised during an Offering Period. For purposes of the Plan, the Board or a committee appointed by the Board may designate separate Offerings under the Plan in which Employees of one or more employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will apply separately to each Offering. To the extent permitted by Treasury Regulations Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy Treasury Regulation Sections 1.423-2(a)(2) and (a)(3).

(p) “Offering Period” shall mean a period with respect to which the right to purchase shares of Company’s Common Stock may be granted under the Plan, as determined pursuant to Section 4 hereof.

(q) “Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(r) “Plan” shall mean this Employee Stock Purchase Plan, which includes a Code Section 423(b) Plan and a Non-423(b) Component.

(s) “Purchase Price” shall have the meaning as set forth in Section 7(b).

(t) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(u) “Trading Day” shall mean a day on which the New York Stock Exchange is open for trading.

3.	Eligibility

(a) Any Employee (as defined in Section 2) who shall be employed by the Company or one of its Designated Subsidiaries on the date his or her participation in the Plan is effective shall be eligible to participate in the Plan, unless the Company, in its

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discretion, decides that such participation would infringe any U.S. or foreign law, rules or regulations.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately, after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own shares and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary, or (ii) which permits his or her rights to purchase shares under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars (US$25,000) of the fair market value of the shares (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(c) No employee of the Company or a Designated Subsidiary shall be eligible to participate in the Non-423(b) Component of the Plan if he or she is an officer or director of the Company subject to the requirements of Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Act”).

(d) Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the U.S. or resident aliens of the U.S. (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Code Section 423. In the case of the Non-423 Component, Employees may be excluded from participation in the Plan or an Offering if the Board or a committee appointed by the Board has determined that participation of such Employees is not advisable or practicable.

4. Offering Periods and Purchase Periods.

(a) Shares of the Company’s Common Stock shall be offered for purchase under the Plan through a series of consecutive and/or overlapping Offering Periods with a new Offering Period commencing on an Enrollment Date and shall continue thereafter until terminated in accordance with Section 19 hereof. The Board or a committee appointed by the Board shall have the power to change the duration of Offering Periods with respect to future Offerings. In no event shall the duration of an Offering Period exceed twenty-seven (27) months. Notwithstanding the foregoing, no offers hereunder shall be made until compliance with all applicable securities law has been obtained.

(b) The Plan shall be implemented through a series of consecutive and/or overlapping Offering Periods, each to be of such duration (not to exceed twenty-seven (27) months per Offering Period) as determined by the Board or a committee appointed by the Board prior to the Enrollment Date. Offering Periods may consist of one or more purchase periods during which payroll deductions are collected from Plan participants and accumulated under the Plan. Payroll deductions shall commence on the first payroll date following the Enrollment Date, or the beginning of the purchase period if applicable, and shall end on the last payroll date in the Offering Period, or the purchase period if applicable, to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10. The Board or a committee appointed by the Board will announce the Enrollment Date of an Offering Period, the duration of that Offering Period, and any applicable purchase period(s) during the Offering Period in advance of the Enrollment Date.

(c) A participant shall be granted a separate purchase right for each Offering Period in which the participant participates. The purchase right shall be granted on the Enrollment Date and shall be automatically exercised on the applicable Exercise Date within that Offering Period or any earlier day the purchase right is to be exercised hereunder.

5. Participation. An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form and manner determined by the Company in its discretion from time to time. The Company, in its discretion, may decide that all participants in a specified Offering may submit contributions to the Plan by means other than payroll deductions. If participants are permitted or required to contribute to the Plan by other means, the Company, in its discretion, will determine the procedure for providing the contributions prior to the Exercise Date.

6. Payroll Deductions/Contributions.

(a) At the time a participant files his or her subscription agreement, he or she shall elect to contribute to the Plan (in the

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form of payroll deductions or otherwise) on each payday during the Offering Period at a rate not exceeding ten percent (10%) of the Compensation which he or she received on such payday, and the aggregate of such payroll deductions pursuant to the Plan during the Offering Period shall not exceed ten percent (10%) of his or her aggregate Compensation during said Offering Period. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b) All contributions made for a participant shall be credited to his or her account under the Plan.

(c) A participant may discontinue participation in the Plan as provided in Section 10, or may change the rate of payroll deductions or other contributions by submitting written notice to the Company in the form and manner prescribed by the Board or a committee appointed by the Board (or its designee) authorizing a change in the participant’s payroll deduction or contribution rate. The change rate shall be effective (i) in the case of a decrease in rate, with the first payroll period following the Company’s receipt of the notice of rate change, and (ii) in the case of an increase in rate at the beginning of the next Offering Period following the Company’s receipt of the notice of rate change. If a participant has not followed the procedures prescribed by the Board or a committee appointed by the Board (or its designee) to change the rate of payroll deductions or other contributions, the rate of his or her payroll deductions or other contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). The Board or a committee appointed by the Board may, in its sole discretion, limit the nature and/or number of payroll deduction or contribution rate changes that may be made by participants during any Offering Period.

7. Grant of Option.

(a) On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Dates during such Offering Period up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s contributions to the Plan accumulated during the Offering Period ending on such Exercise Date by the lower of (i) eighty-five percent (85%) of the Fair Market Value of a share of the Company’s Common Stock on the Enrollment Date, or (ii) eighty-five (85%) of the Fair Market Value of a share of the Company’s Common Stock on the Exercise Date; provided that in no event shall an Employee be permitted to purchase in one calendar year more than a number of shares determined by dividing US$25,000 by the Fair Market Value of a share of the Company’s Common Stock (determined at the time such option is granted), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. The option shall be automatically exercised on the Exercise Date during the Offering Period, unless the participant has withdrawn pursuant to Section 10, and shall expire on the last day of the Offering Period.

(b) The purchase price per share of the shares offered in a given Offering Period shall be the lower of: (i) 85% of the Fair Market Value of a share of the Common Stock of the Company on the Enrollment Date; or (ii) 85% of the Fair Market Value of a share of the Common Stock of the Company on the Exercise Date (such price, the “Purchase Price”).

(c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant’s contributions may be decreased to 0% at such time during any Offering Period which is scheduled to end during the current calendar year that the aggregate of all contributions accumulated with respect to such Offering Period and any other Offering Period ending within the same calendar year equal $21,250. Contributions shall recommence at the rate provided in such participant’s subscription scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

(d) If the Board or a committee appointed by the Board determines, in its sole discretion, that the exercise of an option or the disposition of Common Stock issued under the Plan will result in tax liability for which the Company or a Designated Subsidiary will have an obligation to withhold, the participant must make adequate provision for the payment of such federal, state, local and foreign income, social insurance, employment and any other applicable taxes. At any time, the Company or the Designated Subsidiary may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Company or the Designated Subsidiary to meet applicable withholding obligations, including any withholding required to make available to the Company or the Designated Subsidiary any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the eligible Employee.

8. Exercise of Option. The participant’s option for the purchase of shares will be exercised automatically on each Exercise Date of each Offering Period and the maximum number of full shares subject to the option will be purchased for such participant at

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the applicable Purchase Price with the accumulated payroll deductions or other contributions in his or her account unless prior to such Exercise Date the participant has withdrawn from the Offering Period as provided in Section 10 or unless any of the limitations under Sections 3, 7 or 12 would be exceeded. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by the participant. No fractional shares shall be purchased; any payroll deductions or other contributions accumulated in a participant’s account which are not sufficient to purchase a full share, or which would cause the limitations under Sections 3, 7 or 12 hereof to be exceeded, shall be returned to the participant after the Exercise Date.

9. Delivery. As promptly as practicable after each Exercise Date, the Company shall arrange the delivery to each participant, as appropriate, the shares of Common Stock purchased upon exercise of the option. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 9.

10. Withdrawal; Termination of Employment.

(a) A participant may withdraw all but not less than all the contributions credited to his or her account under the Plan at any time prior to the end of the Offering Period by giving written notice to the Company in the form and manner prescribed by the Board or a committee appointed by the Board for such purpose. All of the participant’s contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current Offering Period will be automatically terminated, and no further contributions for the purchase of shares will be made during the Offering Period. If a participant withdraws from an Offering Period, contributions may not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

(b) Upon termination of the participant’s employment prior to the end of the Offering Period for any reason, including retirement or death, the contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and his or her option will be automatically terminated; provided that if an Employee shall take a leave of absence approved by the Company in accordance with Section 2(g) of this Plan during an Offering Period in which the Employee is a participant, the participant will be deemed to have his or her contributions reduced to 0% during such leave of absence, but he or she shall continue to be a participant in the applicable Offering Period and upon his or her return to employment with the Company shall be eligible to participate fully in any remaining portion of the applicable Offering Period. If the participant fails to return to employment with the Company at the end of such authorized leave of absence, or if his or her employment is otherwise terminated earlier, he or she shall be deemed to have withdrawn from participation in the Plan.

(c) A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods.

(d) A participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Subsidiary will not be treated as terminated under the Plan; however, if a participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Code Section 423.

11. Interest. No interest shall accrue on the contributions of a participant in the Plan, unless required by applicable law, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply to all participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).

12. Stock.

(a) The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 13,725,769, subject to adjustment upon changes in capitalization of the Company as provided in Section 18. In addition,, the maximum number of shares that each participant may purchase on any one Exercise Date shall not exceed

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10,000 shares of the Company’s Common Stock (subject to adjustment upon changes in capitalization of the Company as provided in Section 18). However, the Board or a committee appointed by the Board, in its discretion and prior to the commencement of an Offering Period, may decide to impose a different limit on the number of shares of the Company’s Common Stock that each participant may purchase on any one Exercise Date during such Offering Period. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) hereof at the beginning of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding, the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of contributions, if necessary.

(b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized exchange agent of the Company), a participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse, or as otherwise directed by the participant.

13.  Administration. The Plan shall be administered by the Board or a committee appointed by the Board. The Board or a committee appointed by the Board will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 12(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan). Unless otherwise determined by the Board or a committee appointed by the Board, the Employees eligible to participate in each sub-plan will participate in a separate Offering. Without limiting the generality of the foregoing, the Board or a committee appointed by the Board is specifically authorized (in its discretion) to adopt rules and procedures regarding eligibility to participate, the form and manner for making elections under the Plan, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest (if any), conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements and withholding procedures and handling of stock certificates that vary with applicable local requirements. The Board of a committee appointed by the Board also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision, interpretation and determination made by the Board of a committee appointed by the Board will, to the full extent permitted by law, be final and binding upon all parties.

14. Designation of Beneficiary.

(a) Unless otherwise determined by the Company, a participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of the Offering Period but prior to delivery to him or her of such shares and cash. In addition, unless otherwise determined by the Company, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the end of the Offering Period.

(b) Unless otherwise determined by the Company, such designation of beneficiary may be changed by the participant at any time by written notice to the Company in the form and manner prescribed by the Board or a committee appointed by the Board for such purpose. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the

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participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate or determine to be the appropriate recipients of the shares and/or cash under applicable law.

(c) All beneficiary designations will be in such form and manner as the Board or a committee appointed by the Board may prescribe from time to time.

15.  Transferability. Neither contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

16. Use of Funds. All contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such contributions, except under Offerings or for participants in the Non-423 Component for which applicable laws require that contributions to the Plan by participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party. Until shares of Common Stock are issued, participants will only have the rights of an unsecured creditor with respect to such shares.

17.  Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually as promptly as practically feasible following an Exercise Date, which statements will set forth the amounts of contributions, the per share Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18.  Adjustments Upon Changes in Capitalization. In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, or other change in the corporate structure of the Company that affects the shares of Common Stock, then the Board or a committee appointed by the Board shall, in such manner as it may deem equitable, adjust the number and class of shares of Common Stock (or other securities, property or cash) that may be delivered under the Plan, and the number, class, and price of shares of Common Stock subject to any option under the Plan which has not yet been exercised, as determined by the Board or a committee appointed by the Board (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

19. Amendment or Termination.

(a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board or a committee appointed by the Board on an Exercise Date if the Board or its committee, as applicable, determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 18 and this Section 19 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

(b) Without shareholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding or contributing to the Plan in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

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(c) In the event the Board or a committee appointed by the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board or a committee appointed by the Board may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(ii) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii) shortening any Offering Period by setting a New Exercise Date, including an Offering Period underway at the time of the action by the Board or a committee appointed by the Board;

(iv) reducing the maximum percentage of Compensation a Participant may elect to set aside as payroll deductions or other contributions; and

(v) reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

20.  Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.  Stockholder Approval. If required by Section 19, any amendment to the Plan shall be subject to approval by the stockholders of the Company within twelve months before or after the date such amendment is adopted. If such stockholder approval is obtained at a duly held stockholders’ meeting, it may be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company present or represented and entitled to vote thereon, which approval shall be:

(a) solicited substantially in accordance with Section 14(a) of the Act and the rules and regulations promulgated thereunder, or solicited after the Company has furnished in writing to the holders entitled to vote substantially the same information concerning the Plan as that which would be required by the rules and regulations in effect under Section 14(a) of the Act at the time such information is furnished; and

(b) obtained at or prior to the first annual meeting of stockholders held subsequent to the later of (i) the first registration of Common Stock under Section 12 of the Act, or (ii) the acquisition of an equity security for which exemption is claimed.

In the case of approval by written consent, it must be obtained in accordance with applicable state law.

22. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

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23.  Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a New Exercise Date, and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board or a committee appointed by the Board. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Board or a committee appointed by the Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

24. Merger or Asset Sale. In the event of a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a New Exercise Date and such Offering Period shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed merger or asset sale. The Board or a committee appointed by the Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

25. Code Section 409A. The Code Section 423(b) Plan is exempt from the application of Section 409A of the Code. The Non-423(b) Component is intended to be exempt from Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In the case of a participant who would otherwise be subject to Section 409A of the Code, to the extent an option to purchase shares of Common Stock or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the option to purchase shares of Common Stock shall be granted, paid, exercised, settled or deferred in a manner that will comply with Section 409A of the Code, including the final regulations and other guidance issued with respect thereto, except as otherwise determined by the Board or a committee appointed by the Board. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or a committee appointed by the Board with respect thereto.

26.  No Right to Employment. Participation in the Plan by a participant will not be construed as giving a participant the right to be retained as an employee of the Company or a Subsidiary, as applicable. Further, the Company or a Subsidiary may dismiss a participant from employment at any time, free from any liability or any claim under the Plan.

27. Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or participant as if the invalid, illegal or unenforceable provision had not been included.

28.  Compliance with Applicable Laws. The terms of this Plan are intended to comply with all applicable laws and will be construed accordingly.

29. Governing Law. Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of federal law, this Plan shall be construed in accordance with, and shall be governed by, the substantive laws of the State of California without regard to any provisions of California law relating to the conflict of laws.

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Quantum Corporation

Annual Meeting of Shareholders – September 12, 2023 at 10:30 a.m., Pacific Time

This proxy is solicited by the Board of Directors

The undersigned shareholder(s) of Quantum Corporation, a Delaware corporation, hereby appoint(s) James J. Lerner and Brian E. Cabrera, and each of them, as proxies, each with the power to appoint his substitute, on behalf and in the name of the undersigned, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Quantum Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:30 a.m., Pacific Time, on September 12, 2023 and any adjournment or postponement thereof. The Annual Meeting of Shareholders will be held virtually. In order to attend the meeting, you must register at www.viewproxy.com/QMCO/2023 by 11:59 p.m., Eastern Time on September 10, 2023. On the day of the Annual Meeting, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Where no direction is given, the shares represented by this proxy will be voted FOR each nominee in Proposal 1, FOR Proposals 2, 3 and 4, and ONE YEAR for Proposal 5, in accordance with the Board of Directors’ recommendations. In their discretion, the proxies are authorized to vote upon and transact such other business as may properly come before the Annual Meeting and any adjournments and postponements thereof. Unless you specifically instruct otherwise, this proxy confers discretionary authority to cumulate votes for any or all of the nominees for election of directors except for nominees for whom you have voted “Against” or “Abstain”, in accordance with the instruction of the Board of Directors. At the Annual Meeting, unless you specifically instruct otherwise, the Board of Directors will instruct the proxy holders to cast the votes as to which voting authority has been granted so as to provide for the election of the maximum number of the Company’s director nominees, and will provide instructions as to the order of priority of our nominees in the event that fewer than all of our nominees are elected. If any nominee named on the reverse side for good cause will not serve or is unable to serve as a director, the persons named as proxies shall have the authority to vote for any other person who may be nominated at the instruction and discretion of the Board of Directors or an authorized committee thereof.

Cumulative Voting Instructions (Mark the corresponding box on the reverse side):

(If you noted cumulative voting instructions, please check the corresponding box on the reverse side.)

PLEASE MARK, SIGN, AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated, and signed on the other side)

 ▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
To Be Held on September 12, 2023:

The Notice, Proxy Statement, and Annual Report are available at
www.viewproxy.com/QMCO/2023

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Please mark your votes like this . The Board of Directors recommends that you vote FOR each nominee in Proposal 1, FOR Proposals 2, 3 and 4, and ONE YEAR for Proposal 5: Proposal 1. Election of Directors NOMINEES: FOR AGAINST ABSTAIN (1) James J. Lerner . . . (2) Marc E. Rothman . . . (3) Yue Zhou (Emily) White . .. . (4) Christopher D. Neumeyer . . . (5) Donald J. Jaworski . . . (6) Hugues Meyrath . . . DO NOT PRINT IN THIS AREA (Stockholder Name Address Data) Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) . CONTROL NUMBER Unless otherwise specified, this proxy authorizes the proxies named on the reverse side to cumulate votes that the undersigned is entitled to cast at the annual meeting in connection with the election of directors and allocate them among director nominees for which you do not vote "Against" or "Abstain." To provide specific directions with regard to cumulative voting, including to direct that the proxy holders cumulate votes with respect to a specific board nominee or nominees as explained in the proxy statement or to withhold authority to cumulate votes, mark the box to the right and write your instructions. If you wish to direct that the proxy holders cumulate votes with respect to a specific Board nominee or nominees, please indicate the name(s) and number of votes to be given to such Board nominee. You may not cumulate votes "Against" a nominee. . Proposal 2. Approval to Adopt the 2023 Long Term Incentive Plan FOR . AGAINST . ABSTAIN .. Proposal 3. Approval to Amend and Restate the Employee Stock Purchase Plan FOR . AGAINST . ABSTAIN . Proposal 4. Advisory Vote to Approve Executive Compensation FOR . AGAINST . ABSTAIN . Proposal 5. Advisory Vote on Frequency of Advisory Vote on Executive Compensation ONE YEAR . TWO YEARS . THREE YEARS . ABSTAIN . Note: Such other business that may properly come before the meeting. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR each nominee in Proposal 1, FOR Proposals 2, 3 and 4, and ONE YEARfor Proposal 5. If any other matters properly come before the meeting or any adjournment thereof, the persons named in this proxy are authorized to vote in their discretion. Date Signature Signature (Joint Owners) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. o PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. o CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone, or when voting during the Virtual Annual Meeting. INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/QMCO Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it and return it in the postage-paid envelope provided.

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